     As filed with the Securities and Exchange Commission on May 21, 1998.

                                                Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                                   -----------

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

            FLORIDA                            7941                  91-1796903
(State or other jurisdiction of    (Primary Standard Industrial    (IRS Employer
 incorporation or organization)      Classification Code No.)       I.D. Number)

                        20 NORTH ORANGE AVENUE, SUITE 101
                                ORLANDO, FL 32801
                                 (407) 648-4444
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           JACK YOUNGBLOOD, PRESIDENT
                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                        20 NORTH ORANGE AVENUE, SUITE 101
                                ORLANDO, FL 32801
                                 (407) 648-4444
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

       Gary A. Agron, Esq.                            Robert Kant, Esq.
       Law Office of Gary A. Agron                    Sara Ziskin, Esq.
       5445 DTC Parkway, Suite 520                    O'Connor, Cavanagh,
       Englewood, CO 80111                            Anderson, Killingsworth
       (303) 770-7254                                 & Beshears, P.A.
       (303) 770-7257 (Fax)                           One Camelback Road
                                                      Phoenix, AZ 85012
                                                      (602) 263-2400
                                                      (602) 263-2900 (Fax)

    Approximate date of commencement of the Offering: As soon as practicable after the effective date of the Offering.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                [EXHIBIT INDEX LOCATED PAGE _____ OF THIS FILING]

                                     CALCULATION OF REGISTRATION FEE
===========================================================================================================
   Title of Each Class                  Amount          Proposed       Proposed Maximum        Amount
     of Securities                      To Be            Maximum           Aggregate             of
    to be Registered                  Registered     Price Per Unit     Offering Price     Registration Fee
===========================================================================================================
Series A Redeemable
Convertible Preferred Stock, no        690,000          $  10.00         $  6,900,000          $   2,035
par value ("Preferred Stock")           Shares(1)

Class A Common Stock, no par
value, underlying Preferred          1,299,270          $   5.31         $  6,900,000          $   2,035
Stock(2)                                Shares

Preferred Stock underlying              60,000          $  10.00         $    600,000          $     177
Representative's Warrant(3)             Shares

Class A Common Stock, no par
value, underlying Preferred
Stock underlying                       112,980          $   5.31         $    600,000          $     177
Representative's Warrant(2)             Shares

Class A Common Stock, no par
value, issuable as Preferred           276,000          $   4.50         $  1,242,000          $     367
                                        Shares                                                 ---------
Stock Dividends(4)
 Total                                                                                         $   4,791

===========================================================================================================

(1) Includes the over-allotment option granted to the Representative of 90,000 shares.
(2) The Preferred Stock is convertible into Common Stock at a price equal to 118% of the closing price of the Common Stock on the Nasdaq SmallCap
     Market on the effective date of the Registration Statement. The conversion price above is based upon a closing price of $4.50 per share of Common Stock on May 19, 1998 and therefore a conversion price of $5.31 per share which results in each share of Preferred Stock being convertible into
     1.883 shares of Common Stock.
(3) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Representative's Warrant is subject to adjustment in accordance with the anti-dilution provisions of such warrant.

(4) Assumes aggregate Class A Common Stock dividends issuable through December 31, 1999 of $1,242,000 or 276,000 shares of Common Stock based upon an annual dividend of $1.20 per share of Preferred Stock and a value of $4.50 per share of Class A Common Stock.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1998
PROSPECTUS
                                 600,000 SHARES

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                 SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

      The Orlando Predators Entertainment, Inc. (the "Company") is hereby offering 600,000 shares of its Series A Redeemable Convertible Preferred Stock, no par value (the "Preferred Stock"). Dividends on the Preferred Stock are cumulative from the date of original issuance and payable quarterly commencing __________, 1998 at an annual rate of $1.20 per share payable in cash or in Class A Common Stock, no par value ("Class A Common Stock") of the Company at the Company's sole discretion. Each share of Preferred Stock is convertible at the option of the holder at any time after 12 months from the date hereof, unless previously redeemed, into shares of Class A Common Stock at a rate of __________ shares of Class A Common Stock for each share of Preferred Stock (the "Conversion Rate"), equivalent to a conversion price ("Conversion Price") of $_______ per share of Class A Common Stock, subject to adjustment in certain events.

      The Preferred Stock may be redeemed at the Company's option, upon at least 30 days' notice, in whole or in part on a pro rata basis, commencing 12 months from the date hereof at $12.00 per share plus accrued dividends payable to the redemption date if the closing price of the Class A Common Stock as quoted on the Nasdaq SmallCap Market has equaled or exceeded $_______ for 20 trading days within a period of 30 consecutive trading days. The Preferred Stock will automatically convert into Class A Common Stock at the Conversion Price if the closing price of the Class A Common Stock has equaled or exceeded 200% of the Conversion Price for at least 20 trading days within a period of 30 consecutive trading days at any time on or after 12 months from the date hereof. See "Description of Securities."

      The Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol "PRED". On May 19, 1998, the closing price of the Class A Common Stock on the Nasdaq SmallCap Market was $4.50 per share. See "Price Range of Class A Common Stock." The Company has applied to have the Preferred Stock listed for trading on the Nasdaq SmallCap Market under the symbol "PREDP".

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           PRICE TO PUBLIC         UNDERWRITING           PROCEEDS TO
                                                   DISCOUNTS(1)           COMPANY(2)(3)
                           ======================  =====================  =====================
Per Share................  $    10.00              $     1.00               $     9.00
TOTAL....................  $6,000,000              $  600,000               $5,400,000
-------------------------  ----------------------  ---------------------  ---------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $480,000, including the Representative's 3% nonaccountable expense allowance.
(3) The Company has granted to the Underwriters an option for 45 days to purchase up to an additional 90,000 shares of Preferred Stock at the Price to Public less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be $6,900,000, $690,000, and $6,210,000, respectively. See "Underwriting."

      The Preferred Stock is offered by the Underwriters, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to withdraw, cancel, modify, or reject any orders, in whole or in part, and subject to certain other conditions. It is expected that delivery of the certificates representing the Preferred Stock will be made against payment therefor in New York, New York on or about __________, 1998.

                              H D BROUS & CO., INC.

               THE DATE OF THIS PROSPECTUS IS _____________, 1998

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 300, New York, New York 10048, at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission's website at www.sec.gov.

      The Company furnishes to its stockholders annual reports which include audited financial statements. The Company may also furnish to its stockholders quarterly financial statements and such other reports as may be authorized by its Board of Directors.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                            FOR CALIFORNIA RESIDENTS

      Investment in the securities of the Company described in this Prospectus by California investors is expressly limited to investors who have an adjusted gross income of at least $65,000 for the calendar year ended December 31, 1997 and an equal amount of adjusted gross income anticipated for the calendar year ended December 31, 1998, together with a minimum of $250,000 of liquid net worth (excluding home, home furnishings, and automobile). In the event the California investor does not have an adjusted gross income of $65,000 and liquid net worth of $250,000, such investor may nevertheless purchase the Company's securities if he or she has (i) a liquid net worth of $500,000 or more, (ii) $1,000,000 or more of total net worth or (iii) $200,000 of gross annual income for the year ended December 31, 1997, and an equal amount of gross annual income anticipated for the year ending December 31, 1998.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all information contained in this Prospectus assumes no exercise of the over-allotment granted to the Underwriters or the Existing Options, as hereinafter defined.

                                   THE COMPANY

      The Company owns and operates the Orlando Predators (the "Predators" or the "team"), a professional arena football team of the Arena Football League (the "AFL" or the "League"). Arena football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football game rules with certain exceptions intended to make the game faster and more exciting. See "Arena Football Rules of Arena Football."

      The AFL is a nonprofit membership corporation organized to govern the arena football teams that comprise the League and to sell team memberships ("Memberships") in major United States markets. The AFL's first season commenced in 1987. Between 1987 and 1997, the League grew from four teams to 14 teams with a team in Buffalo expected to begin play in 1999. The membership fees for the next team joining the AFL has increased from $125,000 in 1995 to $2 million for the 1997 season, with a current league asking price of $7 million effective for the 1999 season. Since 1992, announced League attendance has grown from 736,000 to over 1,050,000, an increase of more than 42%. Game broadcasts during this period have included local, regional, ESPN and ESPN 2 coverage. For the 1998 season, 47 games are scheduled to be broadcast on national and regional cable television stations, including ABC's live broadcast of Arena Bowl XII. From 11 million television households in 1994, the AFL reached 27.5 million households in 1997. See "Arena Football."

      The Company has reached agreement with the League to purchase additional revenue interests ("Equity Interests") in the AFL, which will bring the Company's total Equity Interest in the League to approximately 15.8%. The Company intends to use a portion of the proceeds of the Offering to purchase the additional Equity Interests from the League. The Company's strategy is to participate through the operation of the Predators and the purchase of the Equity Interests in what the Company believes will be the continued significant growth of the AFL which in turn is expected to result in increased revenue to the Company generated from larger national and regional broadcast contracts, increased revenue to the Company generated from larger national League sponsorship contracts, increased revenue to the Company from additional Membership fees, increased fan attendance at AFL games including Predators' games, and appreciation in the value of the Predators as an AFL team. See "Business - Strategy."

      At the team level, the Company's strategy is to increase fan attendance at Predators' home games, expand the Predators' advertising and sponsorship base, and contract with additional local and regional broadcasters to broadcast Predators' games. The Company also intends to use a portion of the proceeds of the Offering to acquire other professional sports teams which the Company believes will increase the value of the Company and increase earnings. See "Business - Strategy."

      The Predators commenced play in the AFL's 1991 season. Having completed its seventh season, the team has played in the Arena Bowl for the AFL championship on three occasions. The Predators reported the highest average AFL per game attendance for the 1995 and 1996 seasons and hold the fifth best all time win-loss record.

      Currently, the Company derives substantially all of its revenue from the arena football operations of the Predators. This revenue results from the sale of tickets to the Predators' home games, the sale of advertising and promotions to Predator sponsors, the sale of local and regional broadcast rights to Predators' games, the Predators' share of League contracts with national broadcast organizations and expansion team fees paid through the AFL, the sale of merchandise carrying the Predators' logos, and concession sales at Predators' home games.

      The Company's principal executive offices are located at 20 North Orange Avenue, Suite 101, Orlando, Florida 32801 and its telephone number is
(407) 648-4444.

                                  THE OFFERING
                See "Description of Securities - Preferred Stock"

   Securities offered(1)..........................   600,000 shares of Preferred Stock.
   Capital Stock Outstanding .....................   2,480,000 shares of Class A Common Stock and 1,000 shares
                                                     of Class B Common Stock.
   Capital Stock
   Outstanding After Offering(2)..................   2,480,000 shares of Class A Common Stock, 1,000 shares
                                                     of Class B Common Stock, and 600,000 shares of Preferred
                                                     Stock that are convertible into an aggregate of _________
                                                     shares of Common Stock.
   Liquidation Preference.........................   $10.00 per share of Preferred Stock, plus accumulated and
                                                     unpaid dividends.
   Dividends......................................   Cumulative annual dividends of $1.20 per share payable
                                                     quarterly out of assets legally available therefor on
                                                     the 30th day of January, April, July and October of each
                                                     year (or if such day is not a business day, on the next
                                                     succeeding business day), commencing July 30, 1998 (each
                                                     such date, a "dividend payment date") when, as, and if
                                                     declared by the Board of Directors. Dividends will
                                                     cumulate from the date of issuance and will be payable
                                                     in cash or in the Company's Class A Common Stock, at the
                                                     sole discretion of the Company. The value of the Class A
                                                     Common Stock issued will be the last reported sales
                                                     price of the Class A Common Stock on the Nasdaq SmallCap
                                                     Market on the last day of each calendar quarter.

   Conversion Rights..............................   Each share of Preferred Stock will be convertible at the
                                                     option of the holder at any time, unless previously
                                                     redeemed, into ____ shares of the Company's Class A
                                                     Common Stock (the "Conversion Rate"), equivalent to a
                                                     Conversion Price of $____ per share of Class A Common
                                                     Stock, subject to adjustment in certain events.
   Mandatory Conversion...........................   The Preferred Stock will automatically convert into Class
                                                     A Common Stock at the Conversion Price if the closing price of the Class A Common Stock on the Nasdaq SmallCap Market
                                                     has equaled or exceeded 200% of the Conversion Price for at least 20 trading days within a period of 30 consecutive
                                                     trading days at any time commencing 12 months from the date of issuance.
   Optional Redemption............................   The Preferred Stock may be redeemed at the Company's option, upon at least 30 days' notice, in whole or in part on a pro rata basis, on and after 12 months from the date hereof, at
                                                     $12.00 per share, plus accrued dividends, payable to the
                                                     redemption date if the closing price of the Company's Class A
                                                     Common Stock as quoted on the Nasdaq SmallCap Market has
                                                     equaled or exceeded $______ (125% of the Conversion Price of
                                                     $_____ per share of Class A Common Stock) for at least 20 trading days within a period of 30 consecutive trading days.
   Voting Rights..................................   The holders of the Preferred Stock are not entitled to vote, except as set forth below and as provided by law.  Without the consent of the holders of Preferred Stock, the Company may issue other series of preferred stock that are pari passu with, or junior to, the Preferred Stock as to dividends and liquidation rights.  Without the approval of the holders of at least a majority of the outstanding shares of Preferred Stock, the Company may not alter voting rights, designations, preferences, or other rights of the holders of the Preferred Stock or amend the Company's
                                                     Articles of Incorporation so as to adversely affect such voting rights, designations, preferences, or other rights.
     Listing......................................   The Company has applied to list the Preferred Stock for trading on the Nasdaq SmallCap Market under the symbol "PREDP." The
                                                     Company's Class A Common Stock and Warrants are listed on the
                                                     Nasdaq SmallCap Market under the symbols "PRED" and "PREDW", respectively.
     Use of Proceeds..............................   Purchase of two Equity Interests from the AFL, repayment of debt and working capital.  See "Use of Proceeds."

   Risk Factors...................................   Prospective purchasers of the Preferred Stock offered hereby should carefully consider certain risk factors as detailed in this Prospectus.  Investment in the Preferred Stock involves a high degree of risk and should only be purchased by investors capable of suffering a loss of their entire investment. See "Risk
                                                     Factors."

----------------

(1) If the over-allotment option granted to the Underwriters is exercised in full, 90,000 additional shares of Preferred Stock will be sold, with net proceeds to the Company of $783,000 after deducting commissions and expenses.
(2) Does not include an aggregate of _______ shares issuable upon exercise of outstanding common stock purchase warrants and stock options (collectively, the "Existing Options"). See "Capitalization," "Management - 1997 Employee Stock Option Plan", and "Description of Securities."

                             SUMMARY FINANCIAL DATA

      The following tables set forth certain summary financial data of the Company. The summary financial data should be read in conjunction with the Company's financial statements included elsewhere in this Prospectus. The summary financial data as of December 31, 1997 and 1996 and for the period February 14 through December 31, 1997 and the year ended December 31, 1996 and the period February 14 through March 31, 1997 have been derived from the Company's financial statements, which have been audited by AJ. Robbins, P.C., independent certified public accountants. Interim data for the period ended March 31, 1998 have been derived from unaudited financial statements which are also included herein. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

                                      FEBRUARY 14
                                        THROUGH        YEAR ENDED      THREE MONTHS      FEBRUARY 14
                                      DECEMBER 31,    DECEMBER 31,         ENDED           THROUGH
                                         1997             1996        MARCH 31, 1998    MARCH 31, 1997
                                      ------------    ------------    --------------    --------------
                                                                        (UNAUDITED)
  STATEMENT OF OPERATIONS DATA:
     Revenue                          $ 2,697,894     $ 2,889,383      $     2,792      $        --
     Net loss                         $  (891,985)    $  (561,307)     $  (204,115)     $   (77,522)
     Weighted average number
     of shares outstanding              1,463,796              --        2,480,000        1,380,000
     Net loss per share               $      (.61)    $        --      $      (.08)     $      (.06)

                                                            HISTORICAL           AS ADJUSTED(1)
                                                            ----------           --------------
     BALANCE SHEET DATA AT MARCH 31, 1998:
     Working capital...............................         $ 1,393,134           $  3,663,134
     Total assets..................................         $ 5,885,222             10,655,222
     Total liabilities.............................         $ 2,114,615              1,964,615
     Stockholders' equity .........................         $ 3,770,607              8,690,607

(1) As adjusted to reflect the sale of 600,000 shares of Preferred Stock offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS


      Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating a purchase of Preferred Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth below and elsewhere in this Prospectus.

HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS

      The Company has not generated any earnings to date. It incurred net losses of approximately $204,115, $891,985 and $561,307 for the three months ended March 31, 1998, the period from February 14 through December 31, 1997, and the year ended December 31, 1996, respectively. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements. In addition, there can be no assurance that the value of the team will increase.

COMPETITION FOR SPORT ENTERTAINMENT DOLLARS; COMPETING INDOOR STYLE FOOTBALL LEAGUE

      The Predators compete for sports entertainment dollars with other professional sports teams and with college teams and with other sports-related entertainment. During portions of the AFL season, the Predators compete for attendance and fan support, with a professional basketball team in the Orlando area and with professional hockey and baseball teams in other areas of Florida. In addition, the colleges and universities in central Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Predators also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in central Florida, such as Walt Disney World. On a broader scale, AFL teams compete with football teams fielded by high schools and colleges, the Professional Indoor Football League, the National Football League, the Canadian Football League, the National Football League Europe ("NFL Europe"), formerly known as the World League of American Football. In May 1997 the Professional Indoor Football League ("PIFL"), a competing indoor style football league, commenced play in eight markets. The AFL believes that PIFL is infringing upon the patent for the Arena Football Game System and has brought a legal action against PIFL to enforce the patent. There can be no assurance that the AFL will be successful in such legal action. Should PIFL continue to operate, the operations of the AFL and the Company could be adversely affected. See "Business
- Competition."

USE OF PROCEEDS TO ACQUIRE TWO EQUITY INTERESTS IN THE AFL

      The Company intends to use a portion of the proceeds of the Offering to acquire two Equity Interests in the AFL providing for the Company to receive revenue generated by the League's sale of AFL expansion team Memberships, AFL licensed merchandise and broadcast rights to arena football games. Should the AFL experience difficulty in selling such AFL expansion team Memberships, AFL licensed merchandise and broadcast rights, the Company's two Equity Interests may have little or no value. Under the terms of its purchase agreement with the League, the Company's two Equity Interests will entitle it to receive a minimum of $480,000 in revenue distributions per year until the Company receives distributions of $6 million, at which point the Company's two Equity Interests then share in both the revenues and the expenses of the League without any priority distributions. If the $6 million in distributions is made within one year of the purchase of the two Equity Interests, then the Company must return one Equity Interest to the AFL and the remaining Equity Interest will share in the revenue and the expenses of the League. See "Arena Football - AFL Licensing" and "Business - Purchase of Equity Interests."

RISKS ASSOCIATED WITH AFL MEMBERSHIP

      The membership agreements with the AFL generally make the Predators and other members of the AFL liable on a pro rata basis for the debts and obligations of the AFL. Any failure of other members of the AFL to pay their pro rata share of any such debts or obligations could adversely affect the Predators by requiring the Company to make additional payments on behalf of failing or defaulting teams. The success of the AFL and its members depends in part on the competitiveness of the teams in the AFL and their ability to maintain fiscally sound operations. Certain AFL teams have encountered financial difficulties, and there can be no assurance that the AFL and its respective members will continue to operate. If the AFL is unable to continue operations, the Predators and the other teams forming the AFL would be unable to continue their own operations. In addition, the Predators and their personnel are bound by a number of rules, regulations and agreements including the Charter and Bylaws of the AFL, national television contracts and the AFL Membership Agreement. Any change to the rules, regulations and agreements adopted by the AFL will be binding upon the Predators and their personnel, regardless of whether the Predators agree with such changes, and it is possible that any such change could adversely affect the Predators. See "Arena Football."

POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF AFL EXPANSION

      It is currently anticipated that the AFL will add additional teams in the future. While such expansion affords the AFL the opportunity to enter new markets and increase revenue, it also increases the competition for talented players among AFL teams. Expansion teams are permitted to select in an expansion draft certain unprotected players playing for existing AFL teams. There can be no assurance that the Predators will be able to retain all of the team's key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Predators. In addition, the Company may receive less revenue from the AFL as the result of League expansion since AFL teams share equally in the revenue generated from national television contracts and sale of AFL merchandise.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

      The Company intends to grow in part through the acquisition of additional professional sports teams, such as minor league baseball and hockey teams. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems, and financial controls. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit the Company's growth and negatively impact profitability. There can be no assurance that suitable acquisition candidates will be identified, that acquisition of such candidates will be consummated, or that the operations of any acquired businesses will be successfully integrated into the Company's operations and managed profitably without substantial costs, delays, or other operational or financial difficulties. In addition, competition for acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company's financial capability or to levels that would not result in the returns required by the Company's acquisition criteria. As of the date of this Prospectus, the Company has no binding agreements, understandings, or arrangements to effect any acquisitions and is not engaged in any active negotiations to acquire any other companies. The Company may issue capital stock or incur substantial indebtedness in making future acquisitions. See "Risk Factors - Future Capital Needs; Debt Service Requirements; and Possible Dilution Through Issuance of Stock." The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of the Class A Common Stock and Preferred Stock. See "Risk Factors - Lack of Public Market for Preferred Stock and "Risk Factors - Possible Volatility of Securities Prices."

      The Company's ability to continue to grow through the acquisition of additional teams will depend upon (i) the availability of suitable acquisition candidates at attractive purchase prices, (ii) the Company's ability to compete effectively for available acquisition opportunities, and (iii) the availability of funds or Class A Common Stock with a sufficient market price to complete the acquisitions. See "Business - Strategy." The Company's future growth through acquisitions also will depend upon its ability to obtain the requisite league approvals. Alternatively, one or more leagues may attempt to impose restrictions on the Company in connection with their approval of acquisitions.

FUTURE CAPITAL NEEDS; DEBT SERVICE REQUIREMENTS; POSSIBLE DILUTION THROUGH ISSUANCE OF STOCK

      The Company's future capital requirements will depend primarily upon the size, timing, and structure of future acquisitions and its working capital and general corporate needs. To the extent that the Company finances future acquisitions in whole or in part through the issuance of capital stock or securities convertible into or exercisable for capital stock, existing stockholders will experience a dilution in the voting power of their common stock and earnings per share could be negatively impacted. To the extent to which the Company will be able or willing to use the Class A Common Stock for acquisitions will depend on the market value of such stock from time to time and the willingness of potential sellers to accept Class A Common Stock as full or partial consideration. The inability of the Company to use its Class A Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financing in order to pursue its acquisition program could materially limit the Company's growth.

      Any borrowings made to finance future acquisitions or for operations could make the Company more vulnerable to a downturn in its operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations. If the Company's cash flow from operations is insufficient to meet its debt service requirements, the Company could be required to sell additional equity securities, refinance its obligations, or dispose of assets in order to meet its debt service requirements. In addition, it is likely any credit arrangements will contain financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures and the incurrence of additional indebtedness. There can be no assurance that such financing will be available if and when needed or will be available on terms acceptable to the Company. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on the Company's growth prospects and its business, financial condition, and results of operations.

DEPENDENCE UPON COMPETITIVE SUCCESS OF THE PREDATORS

      The financial results of the Company depend in part upon the Predators continuing to achieve game winning success in the AFL. By achieving and maintaining such success, the Predators expect to (i) generate greater fan enthusiasm, resulting in higher ticket and merchandise sales throughout the regular season and (ii) capture greater share of local television and radio audiences. Failure to participate in the AFL playoffs would deprive the Predators of additional revenue that results from sales of tickets for home playoff games and from media contracts. Revenue is, therefore, significantly adversely affected by a poor game winning performance, especially involving losses of home games. See "Business - Performance."

DEPENDENCE UPON TALENTED PLAYERS

      The success of the Predators depends, in part, upon the team's ability to attract and retain talented players. The Predators compete with other AFL teams as well as teams fielded by the National Football League, the Canadian Football League and the NFL Europe, among others, for available players. There can be no assurance that the Predators will be able to retain players upon expiration of their contracts or obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Predators are able to obtain and retain players who have had previously successful football careers, there can be no assurance of the quality of their performance for the Predators. See "Business - Players."

POSSIBLE INCREASES IN PLAYERS' SALARIES

      Although AFL player salaries are low compared to salaries currently paid by other professional sports teams, there can be no assurance that salaries payable by the Company will not increase significantly in the future, thereby increasing the Company's operating expenses and adversely affecting its financial condition and results of operations. See "Business - Players."

ABSENCE OF INSURANCE; RISK OF INJURIES

      Player contracts generally entitle players to receive their salary even if unable to play as a result of injuries sustained from arena football-related activities during the course of employment. Although the Company carries occupational health, accidental death and disability insurance of up to $500,000 per player, the Company must pay the first $35,000 of loss for each player up to an aggregate loss of $465,000. Payment of the these insurance premiums as well as payments that must be made directly to injured players could have an adverse effect upon the Company's financial condition and results of operations. See "Business - Players."

LEAGUE RESTRICTIONS ON PURCHASE OF SECURITIES

      The AFL Charter and Bylaws contain provisions that may restrict a person from acquiring the common stock and affect the value of the common stock or the value of any team, including the Predators. In general, any acquisition of shares of common stock that will result in a person or a group of persons holding 5% or more of the Company's outstanding common stock requires the prior approval of the AFL, which may be granted or withheld in the sole discretion of the AFL. Failure by a holder of a 5% or more interest in the Company to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Bylaws provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's common stock without the approval of the AFL. See "Arena Football
- Restrictions of Ownership."

UNCERTAINTIES REGARDING RENEWAL OF BROADCAST CONTRACTS; NO ASSURANCE OF REVENUES

      The AFL's contracts with ESPN and ESPN 2 for the national broadcast of certain AFL games in the United States expire at the end of the 1999 season. A percentage of the revenue generated from those contracts and any future national or network media contracts after payment of AFL expenses has been divided equally among the members of the AFL. There can be no assurance that ESPN, ESPN 2 or any other national broadcaster will enter into new broadcast contracts with the AFL upon the expiration of the current contracts. For the years ended December 31, 1996 and 1997, the Company did not receive any revenue from the AFL because revenue was offset by League expenses due from the AFL teams.

      The Company's television and radio contracts for the local broadcast of the Predators pre-season, regular season and certain post-season games also expire at the end of the 2000 and 1998 seasons, respectively. The failure to renew local television or radio contracts would have a material adverse effect on the Company. See "Business - Current Operations."

DEPENDENCE UPON KEY PERSONNEL

      The Company depends upon the continued services of William G. Meris, its Chairman, Jack Youngblood, its President, and Alex S. Narushka, its Chief Financial Officer. The loss of services of any of these individuals could have a material adverse effect on the Company. The Company does not have employment agreements with Messrs. Meris or Narushka or carry key person life insurance on the lives of any of its executive officers. See "Management - Executive Officers and Directors."

SEASONALITY

      The AFL season begins in April and ends in August. As a result, the Company realizes a significant portion of its revenue and incurs a significant portion of its expenses during that period.

CONTROL BY PRINCIPAL STOCKHOLDER; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL

      Monolith owns approximately 1,281,500 shares (52%) of the outstanding shares of Class A Common Stock and 925 shares (92.5%) of the issued and outstanding Class B Common Stock. Since each share of Class B Common Stock votes the equivalent of 10,000 shares of Class A Common Stock, Monolith is able to elect all of the Company's directors and control the affairs of the Company. The Company's Articles of Incorporation authorize the issuance of up to 1,500,000 shares of preferred stock (up to 690,000 shares of which are being offered hereby) with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of the Class A Common Stock. The issuance of any shares of preferred stock, including the Preferred Stock offered hereby, having rights superior to those of the Class A Common Stock may result in a decrease in the value or market price of the Class A Common Stock and could prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. See "Principal Stockholders" and "Description of Securities."

LACK OF PUBLIC MARKET FOR PREFERRED STOCK

      Prior to the Offering, there has been no public trading market for the Preferred Stock. There can be no assurance that a regular trading market for the Preferred Stock will develop or continue after the Offering or, if such a market develops, that the market price of the Preferred Stock will exceed the offering price. See "Underwriting." Because of the conversion feature of the Preferred Stock, the trading price of the Preferred Stock will most likely depend, at least in part, on the market price of the Company's Class A Common Stock.

NO DIVIDENDS ON CLASS A COMMON STOCK; DILUTION CAUSED BY ISSUANCE OF CLASS A COMMON STOCK TO PAY PREFERRED STOCK DIVIDENDS

      Dividends on the Preferred Stock may be paid in cash or in the Company's Class A Common Stock at the sole discretion of the Company. The Company has not paid any dividends on its Class A Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. The Company plans to retain earnings, if any, to finance the development and expansion of its business. See "Dividend Policy" and "Description of Securities - Preferred Stock."

POSSIBLE VOLATILITY OF SECURITIES PRICES

      The market price of the Preferred Stock and the Class A Common Stock following the Offering may be highly volatile, as has been the case with the securities of other small capitalization public companies. Factors such as the Company's operating results, its win/loss record or public announcements by the Company or its competitors may have a significant effect on the market price of the securities. In addition, market prices for the securities of many small capitalization public companies have experienced wide fluctuations due to variations in quarterly operating results, general economic conditions and other factors beyond their control.

SHARES ELIGIBLE FOR FUTURE SALE

      There currently are outstanding 2,480,000 shares of Class A Common Stock. Of these shares, 1,350,000 shares are freely tradeable without restriction or registration under the Securities Act, unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act. Shares of Class A Common Stock held by affiliates of the Company are subject to the resale limitations of Rule 144 described below. The remaining 1,130,000 shares of Class A Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act and currently may be sold in the public securities markets, subject to volume and other resale limitations. See "Description of Securities - Class A Common Stock Eligible for Future Sale."

      Sale of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Class A Common Stock and therefore the market price of the Preferred Stock offered hereby. Directors, officers, and other shareholders of the Company who own an aggregate of 1,380,000 shares of Class A Common Stock, however, have agreed not to sell or otherwise transfer any such shares until December 1, 1998 without the written consent of the underwriters of the Company's initial public offering and the Representative.

      The Preferred Stock offered hereby will be freely tradeable without restriction or further registration.

RIGHT TO ACQUIRE SHARES

      A total of 500,000 shares of Class A Common Stock has been reserved for issuance upon the exercise of options granted or which may be granted under the Company's 1997 Employee Stock

Option Plan. See "Management - 1997 Employee Stock Option Plan." As of the date hereof, there were outstanding options to acquire 253,000 shares of Class A Common Stock at exercise prices ranging from $2.00 to $4.50 per share. In addition, there are outstanding (i) warrants to purchase 550,000 shares of Class A Common Stock at an exercise price of $7.50 per share issued in connection with the Company's 1997 initial public offering ("IPO") and exercisable at any time until December 10, 2002 (the "Unit Warrants"). (ii) warrants to purchase 110,000 shares of Class A Common Stock and 55,000 Unit Warrants (the "1997 Underwriters' Unit Warrants") at an exercise price of $12.00 per 1997 Underwriters' Unit Warrant and (iii) warrants to purchase 160,000 shares of Class A Common Stock at $3.75 per share at any time until December 31, 2002 (the "1998 Warrants"). During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of the Class A Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its capital stock on terms more favorable to the Company than those provided by the exercise of such options and warrants. See "Description of Securities - Shares Eligible for Future Sale."

UNDERWRITERS' INFLUENCE ON THE MARKET

      A significant amount of the Preferred Stock offered hereby may be sold to customers of the Representative and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of these securities through or with the Underwriters. Although it has no obligation to do so, the Representative intends to make a market or otherwise effect transactions in the securities, although this market-making activity may terminate at any time. The Representative may exert a dominating influence on the market, if one develops, for the securities. The price and liquidity of the securities may be significantly affected by the degree, if any, of the Underwriters' participation in such market. See "Underwriting."

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

      The Company's Bylaws substantially limit the liability of the Company's directors and officers to the Company and its stockholders for breach of fiduciary or other duties to the Company. See "Description of Securities - Limitation on Liabilities."

PREFERRED STOCK MAY NOT BE CONVERTIBLE INTO CLASS A COMMON STOCK

      The Preferred Stock may not be converted unless, at the time of conversion, the Company has a current Registration Statement covering the shares of Class A Common Stock issuable upon conversion of the Preferred Stock and such shares of Class A Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Preferred Stock. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws.

      Purchasers of the Preferred Stock may reside in jurisdictions in which the shares of Class A Common Stock underlying the Preferred Stock are not registered or qualified. In this event, the Company might be unable to issue Class A Common Stock to those persons desiring to convert their Preferred Stock unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. Accordingly, Preferred Stockholders would have no choice but to attempt to sell the Preferred Stock in a jurisdiction where such sale is permissible. See "Description of Securities."

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES

      The Company's Class A Common Stock and Warrants are currently listed on the Nasdaq SmallCap Market, and the Company has applied for listing for the Preferred Stock on the Nasdaq SmallCap Market. The Company believes it meets the recently adopted standards for such listing that require (i) net tangible assets of $4 million, (ii) a public float of one million shares, (iii) a market value of the public float of $5 million, (iv) three market makers, (v) a minimum $4.00 bid price per share of common stock and (vi) at least 300 shareholders.

      Nasdaq has also adopted new criteria for continued Nasdaq SmallCap Market eligibility. In order to continue to be included on the Nasdaq SmallCap Market (thereby exempting a company from the "penny stock" regulations described below), a company must maintain (i) at least two market makers, (ii) 300 holders of its common stock, (iii) a minimum bid price of $1.00 per share of common stock, (iv) net tangible assets of $2 million (unless the Company had net income of $500,000 in two of the last three years or a market capitalization of $35 million), (v) 500,000 shares in the public float and (vi) a market value of the public float of $1 million. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of its securities on the Nasdaq SmallCap Market. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.

REDEMPTION OF PREFERRED STOCK; PAYMENT OF DIVIDENDS IN CASH OR CLASS A COMMON STOCK

      Commencing 12 months from the date of this Prospectus, the Preferred Stock may be redeemed by the Company on 30 days' prior written notice at $12.00 per share if the closing price of the Class A Common Stock on the Nasdaq SmallCap Market is at least 125% of the Conversion Price for at least 20 of the 30 trading days prior to the redemption date. Accordingly, holders of the Preferred Stock may be required to either exchange their Preferred Stock for Class A Common Stock or accept a fixed payment price for each share of Preferred Stock. Moreover, dividend payments may be in cash or Class A Common Stock of the Company, in the Company's sole discretion. The Company will be unable to redeem the Preferred Stock for Class A Common Stock or pay Preferred Stock dividends in Class A Common Stock unless there is a current prospectus covering such issuances of Class A Common Stock. See "Description of Securities."

OFFERING PRICE ARBITRARILY DETERMINED

      The offering price of the Preferred Stock was arbitrarily determined through negotiations between the Representative and the Company and does not necessarily bear any relationship to the Company's assets, earnings or other investment criteria. See "Underwriting."

NO ASSURANCE AS TO FUTURE RESULTS

      Prospective purchasers of Preferred Stock should carefully consider the information contained in this Prospectus before purchasing Preferred Stock. Information contained in this Prospectus contains "forward-looking statements", which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. As a result of many factors, including those discussed herein under "Risk Factors", no assurance can be given that the future results covered by the forward-looking statements will be achieved.

                       PRICE RANGE OF CLASS A COMMON STOCK

      The Company's Class A Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "PRED" on December 11, 1997. The following table sets forth for the quarters indicated the range of high and low closing prices of the Company's Class A Common Stock as reported by Nasdaq but does not include retail markup, markdown or commissions.

                                                           Closing  Price
                                                        ---------------------
By Quarter Ended:                                       High            Low
June 30, 1998 (through May 19, 1998)................    $5.25          $ 3.63
March 31, 1998......................................    $4.25          $ 2.94
December 31, 1997...................................    $4.25          $ 3.12

      As of May 19, 1998, the Company had approximately 350 record and beneficial stockholders.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at March 31, 1998, and as adjusted to give effect to the sale by the Company of the 600,000 shares of Preferred Stock offered hereby and application of the estimated net proceeds, without giving effect to the exercise of the Existing Options.

                                                                MARCH 31,
                                                                   1998          AS ADJUSTED
                                                              -------------      -----------
Preferred Stock, no par value, 1,500,000 shares
authorized, none issued or outstanding, 600,000 shares
issued and outstanding, as adjusted........................   $           0      $ 4,920,000

Common Stock, no par value, 15,000,000 shares
authorized, 2,480,000 shares of Class A Common Stock
issued and outstanding, 1,000 shares of Class B Common
Stock issued and outstanding...............................   $   4,866,707      $ 4,866,707

Accumulated deficit........................................   $  (1,096,100)     $(1,096,100)
                                                              -------------      -----------

      Total capitalization.................................   $   3,770,607      $ 8,690,607
                                                              =============      ===========

                                 USE OF PROCEEDS

      The net proceeds of the Offering are estimated to be $4,920,000 ($5,730,000 if the Over-allotment Option is exercised). The Company intends to apply the net proceeds of the Offering in the following order of priority:

PURPOSE                                                             AMOUNT     PERCENT OF NET PROCEEDS
-------                                                             ------     -----------------------
Purchase of two Equity Interests(1)........................       $2,500,000            50.8%
Repayment of debt(2).......................................       $2,000,000            40.7%
Working capital............................................       $  420,000             8.5%
                                                                  ----------            ----
Total......................................................       $4,920,000             100%
                                                                  ==========            ====

(1) The total purchase price for the two Equity Interests is $6 million, of which the Company intends to pay $2.5 million using the proceeds of the Offering. The remaining $3.5 million will be paid out of the Company's existing funds. See "Business - Purchase of Equity Interests" for a discussion of the Equity Interests.

(2) Consists of $2 million of promissory notes sold to a group of non-affiliated lenders, bearing interest at 7% per annum due the earlier of the closing date of the Offering or December 31, 2001. The funds generated from the sale of the promissory notes will be used by the Company to pay a portion of the purchase price of the two Equity Interests.

      The Company estimates that the net proceeds of the Offering, together with its current cash positions and its anticipated operating revenue, will be sufficient to fund its cash requirements for at least 12 months from the date of the Prospectus. There may be changes in the Company's proposed use of net proceeds due to modifications in the Company's plan of operation. Management is not currently aware of any proposed modifications to its operations. Pending use, the net proceeds will be invested in bank certificates of deposit and other fully insured investment grade securities. Any funds received by the Company upon exercise of the over-allotment option granted to the Underwriters or the Existing Options will be added to working capital.

                             SELECTED FINANCIAL DATA

      The following tables set forth certain financial data of the Company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements included elsewhere in this Prospectus. The selected financial data as of December 31, 1997 and 1996, and for the period February 14 through December 31, 1997 and the year ended December 31, 1996 and for the period February 14, 1997 through March 31, 1997 have been derived from the Company's financial statements, which have been audited by AJ. Robbins, P.C., independent certified public accountants, and are included elsewhere in this Prospectus. Interim data as of March 31, 1998 have been derived from unaudited financial statements which are included herein. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

                                              FEBRUARY 14
                                                THROUGH           YEAR ENDED        THREE MONTHS       FEBRUARY 14
                                              DECEMBER 31,       DECEMBER 31,          ENDED             THROUGH
                                                 1997                1996          MARCH 31, 1998     MARCH 31, 1997
                                             -------------       ------------      --------------     --------------
                                                                                     (UNAUDITED)
  STATEMENT OF OPERATIONS DATA:
     Revenue..........................       $  2,697,894        $ 2,889,383        $     2,792         $        --
     Net loss.........................       $   (891,985)       $  (561,307)       $  (204,115)        $   (77,522)
     Weighted average number
     of shares outstanding............          1,463,796                 --          2,480,000           1,380,000
     Net loss per share...............       $       (.61)       $        --        $      (.08)        $      (.06)

                                                                  HISTORICAL            AS ADJUSTED(1)
                                                                  ----------            --------------
        BALANCE SHEET DATA AT MARCH 31, 1998:
        Working capital....................................       $1,393,134             $  3,663,134
        Total assets.......................................        5,885,222               10,655,222
        Total liabilities.................................         2,114,615                1,964,615
        Stockholders' equity ..............................        3,770,607                8,690,607

(1) As adjusted to reflect the sale of 600,000 shares of Preferred Stock offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

      Financial information for the year ended December 31, 1996 is derived from the operations of the Predators when the team was owned and operated by Orlando Predators, Ltd., a non-affiliated predecessor company. The Company derives substantially all of its revenue from the arena football operations of the Predators. This revenue results from the sale of tickets to the Predators' home games, the sale of advertising and promotions to Predator sponsors, the sale of local and regional broadcast rights to Predators' games, the Predators' share of League contracts with national broadcast organizations and expansion team fees paid through the AFL, the sale of merchandise carrying the Predators' logos and concession sales at Predators' home games. A large portion of the Company's annual revenue is determinable at the commencement of each football season based on season ticket sales and contracts with broadcast organizations and team sponsors.

      The operations of the team are year-round; however, the majority of revenue and expenses are recognized during the AFL playing season, from April through August of each year. The team begins to receive deposits in late September for season tickets during the upcoming season. From September through April, the team sells season tickets and collects revenue from all such sales. Selling, advertising, and promotions also take place from September through April although this revenue is not realized until after the season begins. Single game tickets and partial advertising sponsorships are also sold during the season, primarily from April to July. Additional revenue is recognized in August from playoff games, if any.

      Prospective purchasers of the Preferred Stock should carefully consider the following information as well as other information contained in this Prospectus before making an investment in the securities. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See "Business - Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. Many factors (including those discussed under "Risk Factors") could also cause actual results to vary materially from the future results covered in such forward-looking statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997.

      The Company recognizes game revenue and expenses over the course of the season (April through August). Revenue for the 1998 and 1997 periods was insignificant and was primarily interest income. Interest income for the 1998 period was $24,484 compared to $1,725 for the 1997 period. The increase in interest income is attributable to the increase in investable funds resulting from the IPO.

      The net loss for period ended March 31, 1997 was $77,522 ($.06 per share) compared to a $204,115 loss ($.08 per share) for the 1998 quarter.

      Consistent with the Company accounting policies, insignificant operating revenue and operating expenses have been reported during the first quarters of calendar 1998 and 1997.

      General and administrative expenses were $208,048 for the quarter ended March 31, 1998, and $68,054 for the period February 14 through March 31, 1997. The increase of approximately $140,000 is primarily due to legal and accounting fees of $33,600 and staff salaries of approximately $92,400. In addition, the 1998 period represents a full quarter, whereas the 1997 period was substantially shorter; therefore, certain expenses in 1998 were greater than in 1997, such as office expense, telephone, and depreciation and amortization expense.

PERIOD ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

      The Company recognizes game revenue and expenses over the course of the season (April through August). Therefore, revenue and operating expenses, other than selling, general and administrative expenses of the Company, are comparable to the predecessor company (Orlando Predators, a division of Orlando Predators, Ltd.)

      Revenue. Revenue for the period ended December 31, 1997 was $2,697,894, which represented a decrease of $191,489, or 6.6%, as compared to revenue for the year ended December 31, 1996 of $2,889,383. The decrease for the period ended December 31, 1997 was directly attributable to a decrease in ticket sales of $328,462 as well as decreases in sponsorship and miscellaneous revenue of $171,812. The decrease in ticket sales and sponsorship revenue resulted from a decrease in season ticket sales efforts prior to the beginning of the 1997 season. The team was sold in March 1997 to the Company, and the former owners did not market season tickets and sponsorship sales as they had done in prior years. For the 1998 season, the Company began marketing efforts in September 1997. The decrease in ticket and sponsorship revenue was offset by increases in League revenue of $163,467 and playoff revenue of $145,318.

      The Company expects that revenue will increase during the 1998 season as a result of (i) increased ticket sales for the 1998 season and (ii) the Company's new lease with the Orlando Arena which provides the Company with a 20% share of concession revenue at Predators' home games and a rebate against rent of $3 per person (up to $10,000) for games in which attendance exceeds 9,000 persons. However, a portion of this revenue will be offset by slightly lower ticket prices. See "Business - Properties."

      Operating Expenses. Operating expenses were $1,906,870, a decrease of $286,887 or 13.1% as compared to the prior year operating expenses of $2,193,757. The decreases were a result of decreases in player related costs, including payroll, medical and housing costs. These decreases were offset by increased expenses of approximately $159,000 related to an additional home playoff game.

      Selling and Promotional Expenses. Selling and promotional expenses were $408,281, a decrease of 7.9%, or $35,124, as compared to the prior year primarily due to the decreased pre-season marketing efforts, but were offset with the increased advertising costs associated with the one additional home playoff game as compared to the prior year.

      League Assessments. League assessments were $224,622, an increase of $73,243, or 48%, as compared to the prior year of $151,379. League assessments increased primarily due to costs associated with legal settlements with former teams. The AFL is comprised of a number of teams who share in all the League expenses and some League revenues. Assessments are based upon the team's share of League operating expenses and other League expenses such as legal settlements.

      General and Administrative Expenses. General and administrative expenses were $871,206, an increase of $245,569, or 39.3%, as compared to the prior year of $625,637. This increase can be attributed to an increase in payroll costs and professional fees.

      Interest Expense. Interest expense during the period ended December 31, 1997 was $104,083. The interest expense was related to the debt assumed in the purchase of the Company and additional advances for operations made by stockholders of the Company. This debt was paid using proceeds of the IPO.

      Amortization and Depreciation. Amortization and depreciation increased $45,061 as compared to the prior year due to the increase in the cost of the assets acquired by the Company in February 1997.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, the Company financed net operating losses primarily with loans from the team's former managing general partner.

      Through December 10, 1997, the Company had issued an aggregate of $2,342,970 of promissory notes (together with interest thereon) to its two stockholders, all of which were repaid from proceeds of the IPO. During April 1998, the Company sold $2 million of promissory notes bearing interest at 7% per annum due the earlier of December 31, 2001 or the closing date of the Offering. As additional consideration for the purchase of the promissory notes, the Company issued common stock purchase warrants to purchase 160,000 shares of Common Stock for $3.75 per share at any time until December 31, 2001.

      The reduction of indebtedness using proceeds of the IPO improved the Company's liquidity by reducing indebtedness required to be repaid in the future. The Company believes that cash flows from operations along with the net proceeds of the Offering and the IPO will be sufficient to satisfy the Company's anticipated working capital requirements for at least the next 12 months, apart from any acquisitions that the Company may consummate.

                                 ARENA FOOTBALL

ARENA FOOTBALL AND THE ARENA FOOTBALL LEAGUE

      In 1985, Jim Foster, a professional football marketing executive, formulated a plan for an indoor professional football game that included a 50-yard playing field, an eight player single platoon system and the use of drop kicks and rebound nets. The first arena football game was played in Rockford, Illinois on April 26, 1986 with a second game played on February 26, 1987 in Chicago, Illinois.

      In March 1987, the U.S. Patent Office issued a U.S. Patent ("Patent") to Gridiron Enterprises, Inc., an Illinois corporation ("Gridiron"), for the Arena Football Game System and rules of play as well as trademarks for the logo and names associated with arena football. In December 1991, the AFL was incorporated as a non-profit membership corporation in the state of Delaware. Also in 1991, Gridiron entered into an exclusive licensing agreement with the AFL to organize, operate and market arena football throughout the United States by selling team memberships in major markets across the United States. Pursuant to the licensing agreement, the AFL granted to Gridiron a per-team royalty of $20,000 per year in return for using the game system and rules of play of arena football. In January 1991, the AFL sold a Membership to the Predators, which allowed the Predators to operate and market arena football within a 75-mile radius of Orlando, Florida. All names and logos of the Orlando Predators were owned by and registered to Gridiron prior to the purchase of the AFL Rights by the AFL.

      Four teams were fielded for the League's inaugural 1987 season. By 1991, the League had eight teams and had played exhibition games in London and Paris. In 1992 and 1993, the League fielded 12 teams and 10 teams, respectively, with some games televised on the ESPN cable network. During the 1997 season, the League consisted of 14 teams, including expansion teams in New York, New Jersey and Nashville. For the 1998 season, Anaheim was replaced by a Grand Rapids team and in the 1999 season a Buffalo team will commence play.

      AFL games are generally played in an indoor basketball/hockey sports arena, which offers fans climate-controlled conditions and a more intimate view of the game. As a result of the smaller playing field, the rebound nets and a general emphasis on offensive play, arena football games are generally high scoring, fast-paced action contests.

      Game attendance has risen consistently over the AFL's 11 seasons of play with over 1,050,000 in total game attendance announced for the 1997 season. Per game announced attendance averaged approximately 10,800 during the 1997 season. "Announced" game attendance represents attendance figures provided by League teams to the League and the media and cannot be independently verified. Approximately 66% of AFL viewers are male and 34% are female, with 60% of such viewers under the age of 35 and 40% over the age of 35. In terms of education, 39% have college or graduate degrees, 37% have some college attendance and 24% hold high school diplomas.

      The membership fee for new teams joining the AFL has increased from $125,000 for the 1990 season to $2 million for the 1997 season, with a current League asking price of $7 million effective for the 1999 season. There are approximately 27 million households with AFL teams in their metropolitan areas, up from 11 million households in 1994. During the 1997 season, ESPN and ESPN 2 cable networks broadcast a total of 19 games, including four playoff games and the Arena Bowl.

      AFL team salaries for the 1997 season ranged from $300,000 to $500,000. Player's salaries for the 1998 season range from $15,000 to $50,000, together with a housing allowance which averages approximately $400 per month per player. AFL players sign one-year contracts with an additional one-year option season granted to the team. If the team and a player cannot agree on the option season salary following the contract year, the player must either play for the original option year salary or stay out during the option season, after which the player is free to negotiate with any team in the League. There are no player drafts, although expansion teams are allowed to draw from a pool of players designated by existing AFL teams.

      Each player is provided a $500,000 occupational health, accidental death and disability insurance policy. Each team is required to pay the first $35,000 of claims for an injured player up to an aggregate of $465,000.

RULES OF ARENA FOOTBALL

      Arena football is played in an indoor arena on a field which consists of a padded surface 85 feet wide and 50 yards long with eight-yard endzones. The endzone goalposts are nine feet wide with a cross-bar height of 15 feet compared to NFL goalposts, which are 18 1/2 feet wide with a cross-bar height of ten feet. Eight feet above each endzone are goal-side rebound nets, which are 30 feet wide by 32 feet high.

      There are eight players on the field for each team as part of a 24-man active roster. Players play both offense and defense with the exception of the kicker, quarterback, an offensive specialist, two defensive specialists and a kick returner.

      The game is played using an NFL-size football in four 15-minute quarters with a 15-minute halftime. The game clock stops for out of bounds plays or incomplete passes only in the last minute of each half, when necessary for penalties, injuries and time-outs or following points after touchdowns, field goals and safeties. Accordingly, the average AFL football game is played in approximately two hours and 25 minutes compared to approximately three hours and five minutes for an NFL game.

      Four downs are allowed to advance the ball ten yards for a first down or to score. Scoring consists of six points for a touchdown, one point for a conversion by placekicking after a touchdown, two points for a conversion by dropkick and two points for a successful run or pass after a touchdown. Three points are awarded for a field goal by placement or four points for a field goal by dropkick, with two points for a safety. Punting is illegal. On fourth down a team may attempt a first down, touchdown or field goal. The receiving team may field any kickoff or missed field goal that rebounds off the rebound nets.

      Although passing rules for the AFL are similar as to outdoor NCAA football, a unique exception involves the rebound nets. A forward pass that rebounds off a rebound net is a live ball and is in play until it touches the playing surface.

      Overtime periods are 15 minutes during the regular season and the playoffs. Each team has one possession to score. If, after each team has had one possession and one team is ahead, that team wins. If the teams are tied after each has had a possession, the next team to score wins.

AFL TEAMS

      For the 1998 season, the AFL will consist of the following 14 teams, aligned into two conferences, with two divisions in each conference:

                               AMERICAN CONFERENCE

      Western Division                                  Central Division
      Arizona Rattlers                                  Iowa Barnstormers
      Portland Forest Dragons                           Milwaukee Mustangs
      San Jose SaberCats                                Texas Terror

                               NATIONAL CONFERENCE

      Eastern Division                                  Southern Division
      Albany Firebirds                                  Florida Bobcats
      Grand Rapids Rampage                              Nashville Kats
      New Jersey Red Dogs                               Orlando Predators
      New York CityHawks                                Tampa Bay Storm

REGULAR SEASON AND PLAYOFFS

      Following two pre-season games, the regular AFL season extends from April to August, with each team playing a total of 14 games against teams from both conferences. Half of the games are played at home, and half are played away. At the end of the regular season, the four division champions, along with the four teams with the best winning records, qualify for the AFL playoffs to determine the AFL's Arena Bowl champion for that season. The playoffs consist of three single elimination rounds with the third round matching the two remaining teams playing in the Arena Bowl to determine the League champion. Each round is played in the home arena of the team with the best winning record.

GATE RECEIPTS, AFL ASSESSMENTS AND DISTRIBUTIONS

      AFL teams are entitled to keep all gate receipts from pre-season home games, regular season home games and playoff home games. Teams do not receive any gate receipts from away games except that visiting team's hotel expenses are paid by the home team. Each team is required to pay an annual assessment to the AFL, which is generally equal to the team's share of the League's annual operating costs. Each team is also contingently liable for team repurchases by the League and League litigation costs. Each team's assessment is generally funded by its share of revenue derived from the League's national television contracts, from the sale of AFL licensed merchandise and from revenue generated by the League's sale of expansion team Memberships. Each visiting team participating in the playoffs receives a reimbursement for hotel expenses and a fixed payment of $47,500 for the first playoff game, $58,000 for the second playoff game and $75,000 for the Arena Bowl.

AFL LICENSING

      The AFL operates a League licensing program on behalf of its teams. Under the program, product manufacturers sign agreements allowing them to use the names and logos of all AFL teams, the AFL itself and AFL's special events (including playoffs and the Arena Bowl) in exchange for royalty and guarantee payments. For the years ended December 31, 1997 and 1996, the Company's share of net revenue from licensing was negligible and was credited against the team's AFL assessment for each such period. The Company's share of net revenue from the League (the "Equity Interest") was equal to 1/16 of the AFL's net revenue for the 1997 season. The Equity Interest is equal to the AFL's net revenue divided by the total number of League teams (15 including Buffalo, which will begin playing in 1999) and one Gridiron Equity Interest. For the 1998 season there will also be 14 teams, but an Equity Interest will equal 1/19 of League revenue as a result of the additional two Equity Interests expected to be purchased by the Company using proceeds of the Offering and an additional Equity Interest conveyed to Gridiron as a part of its asset sale to the League. League assessments are also based upon Equity Interests. Each team is also permitted to license its club-identified products locally for sale at its arena, at team-owned and operated stores and through team catalogs.

LEAGUE GOVERNANCE

      The AFL is generally responsible for regulating the conduct of its member teams. The AFL establishes the regular season and playoff schedules of the teams and negotiates the League's national and network broadcast contracts on behalf of its members. Each of the AFL's members generally is liable on a pro rata basis for the AFL's liabilities and obligations and shares pro rata in its profits. Under the Bylaws of the AFL, League approval is required to complete a public offering of any team's securities (including this Offering) and for the sale or relocation of a team.

      The AFL is governed by a Board of Directors, which consists of one representative from each team with each representative having one vote. Mr. Youngblood serves as the Predator's representative on the AFL Board of Directors. The two Equity Interests to be purchased by the Company with proceeds of the Offering will be non-voting. The Board of Directors selects the AFL Commissioner, who administers the daily affairs of the AFL, including interpretation of playing rules and arbitration of conflicts among member teams. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of League rules. David Baker has been the Commissioner of the AFL since 1996.

RESTRICTIONS ON OWNERSHIP

      The AFL Charter and Bylaws contain provisions that may restrict a person from acquiring the common stock and affect the value of the common stock or the value of any team, including the Predators. In general, any acquisition of shares of common stock that will result in a person or a group of persons holding 5% or more of the Company's outstanding common stock requires the prior approval of the AFL, which may be granted or withheld in the sole discretion of the AFL. The prospective purchaser would be required to submit an AFL application, in form prescribed by the AFL, providing certain information relating to that person's background. Upon receipt of such application, the AFL has the right to conduct an investigation of the prospective purchaser. In addition, the AFL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Charter or Bylaws prescribe. If a prospective purchaser obtains the AFL's consent to acquire a 5% or more interest in the team, such prospective purchaser will be required to acknowledge that the purchaser will be bound by the applicable provisions of the AFL Charter and Bylaws. The Company is required to pay a $25,000 fee to the League for its review and approval of the terms of the Offering.

      In addition, no person who directly or indirectly owns any interest in an AFL team, may own, directly or indirectly, a 5% or more interest in any other team, without the prior approval of the AFL. The AFL Bylaws also contain provisions that prohibit team owners from engaging in certain activities, such as wagering on any game in which an AFL team participates. AFL players and referees and employees of the AFL and its member clubs are not eligible to purchase or hold securities of the Company. The AFL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

      The grant of a security interest in any of the assets of the Company or the Predators or any direct or indirect ownership interest in the Company of 5% or more requires the prior approval of the AFL, which may be withheld in the AFL's sole discretion. AFL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an AFL team and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the team (or stockholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the team (or stockholder) under certain circumstances.

      Failure by a holder of a 5% or more interest in the Company to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Bylaws provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's Common Stock without the approval of the AFL.

      Neither the AFL, any of its affiliates or members nor any of their respective officers, employees or representatives, other than the Company, assume any responsibility for the accuracy of any representations made by the Company in this Prospectus.

                                    BUSINESS

CURRENT OPERATIONS

      The Company derives substantially all of its revenue from the arena football operations of the Predators. The Company generates its revenue from the sale of tickets to the Predators' home games, the sale of advertising and promotions to Predator sponsors, the sale of local and regional broadcast rights to Predators' games, the Predators' share of League contracts with national broadcast organizations and expansion team fees paid through the AFL, the sale of merchandise carrying the Predators' logos, and concession sales at Predators' home games. The information contained hereunder and elsewhere in the Prospectus includes the operations of the Predators when the team was owned by the Orlando Predators, Ltd. through March 1997. In March 1997, the Company was formed to acquire, own and operate the team.

TICKET SALES

      The Predators played seven home games and seven away games during the 1997 AFL regular season as well as one home and one away pre-season exhibition game. Under the AFL Bylaws, the Company receives all revenue from the sale of tickets to regular season and pre-season home games and no revenue from the sale of tickets to regular season and pre-season away games.

      The Predators play all home games at the Orlando Arena, which has a seating capacity of approximately 16,000 spectators. The following table sets forth certain information relating to the Predators' regular season revenue generated by the sale of tickets for the 1996, 1997 and 1998 seasons:

                                  AVERAGE                                AVERAGE
              NUMBER OF        PER GAME PAID      AVERAGE PAID      TICKET REVENUE PER
 SEASON     SEASON TICKETS      ATTENDANCE        TICKET PRICE             GAME
 ------     --------------     -------------      ------------      ------------------
  1998(1)       7,103               N/A              $22.00                    N/A

  1997          5,401(2)          8,523              $24.32               $207,233

  1996          8,245            10,415              $22.46               $233,880

(1) Represents season ticket sales through May 19, 1998. Average per game paid attendance and average ticket revenue per game cannot be computed until the end of the 1998 season

(2) The Company believes that the season ticket attendance drop of approximately 18% in 1997 was a result of a late start in promoting season ticket sales caused by the Company's acquisition of the Predators in 1997.

ADVERTISING AND PROMOTION

      The Company generates revenue from the sale of advertising displayed on signs located throughout the Orlando Arena and through other promotions utilizing the team's name or logos. In addition, the Company markets team "sponsorships" to local and regional businesses, which provide a combination of advertising rights, promotional rights and VIP ticket privileges. Advertising rights include the use of corporate logos within the Orlando Arena, commercials on radio and television, advertisements in the ArenaBall magazine, display of the sponsor's name on the Jumbotron (a large, four sided electronic sign located in the center of the Orlando Arena), public address announcements, the inclusion of customer names on team posters and the like. Promotional rights include banners displayed in the team's VIP room at the Orlando Arena), availability of blocks of seats in the upper bowl endzone for specific games, the use of the team's logos and autographed helmets. VIP privileges include high priority seating selections, parking passes, VIP room passes and travel packages, which include attendance at team away games.

LOCAL AND REGIONAL TELEVISION, CABLE AND RADIO BROADCASTS

      In March 1998, the Company entered into a three-year television contract with the Sunshine Network for the 1998, 1999 and 2000 seasons providing for the Company to receive approximately $70,000 per season. The Company also entered into a one-year radio contract with Clear Channel, Inc. providing for the Company to receive approximately $20,000 in 1998. Most of the proceeds from the two media contracts will be paid in the form of bartered commercial television and radio time made available to the Company.

NATIONAL TELEVISION

      For the 1997 season, the AFL granted ESPN and ESPN 2 exclusive commercial over-the-air television rights to broadcast a total of 14 AFL regular season games, four playoff games and the Arena Bowl within the United States. The Company did not receive revenue for television broadcast rights in 1996 or 1997 as all such revenue was offset by AFL operating expenses assessed against the League's teams. In February 1998, the AFL reached a new two-year national broadcast agreement with ESPN, ESPN 2 and ABC providing for the networks to televise 20 AFL games, a majority of which will be live rather than tape delayed (including 10 games in prime time), four playoff games and ABC's telecast of the Arena Bowl.

SALE OF MERCHANDISE

      The Company generates additional revenue from the sale of merchandise carrying the Predator logos (primarily athletic clothing such as sweatshirts, T-shirts, jackets and caps) at the Orlando Arena and at the Company's corporate offices in downtown Orlando. Revenue from the sale of such merchandise was approximately $60,000 for the 1997 season, but is expected to increase in 1998 as a result of the Company's development of a new logo for the team.

SUMMARY OF LEAGUE REVENUE AND EXPENSE

      The following table summarizes the Company's Team Share of the revenue derived from the AFL as well as AFL assessments incurred during the last two regular seasons:

                                                              SEASON
                                                       1997           1996
                                                       ----           ----
REVENUE:
      Expansion team franchise fees ...........     $ 181,250      $  17,783
                                                    ---------      ---------
               Total revenue ..................       181,250         17,783
ASSESSMENTS:
      Operating assessment ....................       125,000        125,000
               Other costs ....................        99,622         26,379
                                                    ---------      ---------
               Total assessments ..............       224,622        151,379
                                                    ---------      ---------
      Net revenue (assessments) ...............     $ (43,372)     $(133,596)
                                                    =========      =========

PURCHASE OF EQUITY INTERESTS

      In April 1998, the Company entered into an agreement with the AFL providing for it to purchase two Equity Interests (representing a 2/19 interest in the League's revenue) for $6 million a portion of which will be paid using proceeds of the Offering. Under the terms of the agreement, the Company will receive the greater of $480,000 per year or 2/19 of the League's gross revenue until the Company receives an aggregate of $6 million, at which time the Company will share in League revenue and expenses equal to 2/19 and 2/18, respectively. If the entire $6 million is paid within 12 months from the date of purchase, one of the Equity Interests will be canceled and the Company thereafter will receive 1/18 of the League's gross revenue and be responsible for 1/17 of League expenses, without a fixed guarantee. If the $6 million is not paid within such 12 month period, the Company will retain both Equity Interests. The agreement is contingent upon the League's purchase of Gridiron. See "Use of Proceeds" and "Business-League Purchase of Gridiron."

LEAGUE PURCHASE OF GRIDIRON

      The AFL is currently negotiating to purchase from Gridiron the patent and all other rights to the Arena Football Game System (the "AFL Rights") for $4 million. In order to finance the purchase of the AFL Rights, the AFL agreed to sell to the Company two Equity Interests for $6 million which the Company is purchasing using a portion of the proceeds of the Offering. If the AFL is unable to enter into a purchase agreement with Gridiron, the Company's purchase agreement for two Equity Interests will be cancelled. See "Use of Proceeds" and "Business - Purchase of Equity Interests."

STRATEGY

      The Company's strategy is to participate through the operation of the Predators and the purchase of the Equity Interests in what the Company believes will be the continued significant growth of the AFL. The Company believes that AFL growth will result in increased revenue to the Company generated from larger national and regional broadcast contracts, increased revenue to the Company generated from larger national League sponsorship contracts, increased revenue to the Company from additional Membership fees, increased fan attendance at AFL games including Predators' games, and appreciation in the value of the Predators as an AFL team.

      At the team level, the Company's strategy is to increase fan attendance at Predators' home games, expand the Predators' advertising and sponsorship base, and contract with additional local and regional broadcasters to broadcast Predators' games. The Company also intends to acquire other professional sports teams which the Company believes will increase the Company's value and earnings.

      The Company believes that fan attendance will increase based upon the game winning success (if any) of the Predators in the AFL and by increasing media exposure of the team in the central Florida area. Game winning success requires the ongoing recruitment of superior players. In order to recruit players, the Company employs a recruiting team, which includes the Company's head coach and Director of Player Personnel. In order to increase media exposure to the team in central Florida, and expand the Company's sponsorship base, the Company employs a marketing representative who calls upon the media, corporate sponsors and other central Florida organizations. This marketing representative also calls directly upon central Florida businesses to solicit advertising and sponsorship funds on behalf of the team. The Predators participate in a number of charitable events during the year as a part of a community relations and recognition program. The Company also employs five to ten part-time telemarketing personnel prior to commencement of the AFL season to assist in ticket sales.

      In a broader sense, the Company's strategy also includes maintaining and building community support for, and recognition of, the team as an ongoing valuable entertainment institution in central Florida and throughout the state. The Company believes that the value of the Predators as a sports team will increase if community support and recognition are maintained. In this regard, the Predators completed their seventh AFL season and have played in the Arena Bowl for the AFL championship in three of the prior eleven championship games. The Predators hold the fifth best all-time win-loss record among 27 current and former AFL teams and recorded the highest announced average AFL per game attendance for the 1995 and 1996 seasons.

PERFORMANCE

      The following table describes the performance of the Predators during the last three AFL seasons:

  YEAR       SEASON RECORD       FINISH IN DIVISION         PLAYOFF RESULTS
  ----       -------------       ------------------         ---------------
  1995            7-5                   2nd             Lost in Arena Bowl
  1996            9-5                   2nd             Lost in first playoff game
  1997           10-4                   1st             Lost in second playoff game

TEAM MANAGEMENT

PRESIDENT

      Jack Youngblood, a 14-year veteran of the NFL has served as the General Manager of the Predators since February 1995 and as the Company's President since April 1997. Mr. Youngblood directs and oversees all aspects of the Predators' organization, including operations, administration, marketing, sponsorship, television, radio, public relations and ticket sales. Prior to joining the team he was a radio talk show host in the Sacramento metropolitan area from 1993 to 1995. During the 1991 and 1992 AFL seasons, he was director of marketing operations for the Sacramento Surge ("Surge") of the World League of American Football, and he also handled color commentary on Surge radio and television broadcasts. His duties with Surge included directing front office operations in the area of sponsorships, ticket sales, corporate sales, advertising and marketing services. From 1985 to 1991, Mr. Youngblood was employed by the Los Angeles Rams ("Rams") of the NFL. He also worked as a color analyst on Rams broadcasts, while handling player relations, public relations, community relations and marketing services. Mr. Youngblood is considered one of the best defensive ends of his era, having played professional football with the Rams from 1971 to 1984. A first round draft pick in 1971, he played in all 14 games of his rookie season and by 1973 was a starter for the Rams. Mr. Youngblood set a Rams team record by playing in 201 consecutive games, and his 15 1/2 sacks rank as third on the all-time NFL list behind Deacon Jones and Reggie White. He earned all-NFC honors six times, played in seven Pro Bowls and was named to the Sporting News NFC all-star team six times. He was twice the NFC's defensive player of the year. Mr. Youngblood was an All-American defensive end for the University of Florida.

COACHES

      Jay Gruden, age 30, was retained by the Company as the Predators' head coach in August 1997. Coach Gruden replaced Perry Moss, who had been the team's head coach for the previous seven seasons. Coach Gruden quarterbacked the Tampa Bay Storm for six seasons from 1991 to 1996. During his tenure, he set AFL records for career pass completions (1,182), passing yards (15,514) and passing touchdowns (280). He led Tampa Bay to Arena Bowl championships four times, including back-to-back titles in 1995 and 1996. A two-time All-Arena selection, Coach Gruden also was the League's Most Valuable Player in 1992.

      Coach Gruden was hired in 1996 to become offensive coordinator of the AFL expansion Nashville Kats. Nashville won an expansion team record ten games and qualified for the AFL playoffs. Under Coach Gruden, the Nashville offense finished third in the AFL in scoring at 52.9 points per game and was fourth in total offense at 285.2 yards per game. Coach Gruden's offenses produced victories in the 1997 season over eventual League champion Arizona (56-49), two wins over the Predators (45-36 in Orlando and 74-55 at Nashville) and wins over two other playoff teams.

      A Tampa native, Coach Gruden began his professional career with the NFL Arizona Cardinals in 1989. He moved to the World League of American Football in 1990, where he played for the Sacramento Surge and the Barcelona Dragons, before signing with the Tampa Bay in 1991.

      In his final season as quarterback for Tampa Bay in 1996, he completed 70 touchdown passes, while setting career highs for attempts (447), completions
(275) and yards (3,626). In six post-season campaigns as Tampa Bay's quarterback, Coach Gruden delivered four championship titles and led Tampa Bay to an overall record of 12-2. He completed 253 of 425 post-season passes (60%), for 4,410 yards and 52 touchdowns. Coach Gruden was Arena Bowl Most Valuable Player in 1993. As Tampa Bay's quarterback, he compiled an overall record of 68-17 (.800), the best six-year winning percentage in AFL history.

      At the University of Louisville under Head Coach Howard Schnellenberger, Coach Gruden set school passing marks in a number of categories and won Most Valuable Player honors in both 1987 and 1988. Following his senior season, he accepted invitations to both the East-West Shrine Game and the Blue-Gray all-star games.

      Coach Gruden's staff includes five other assistant coaches including offensive and defensive coaches, a director of player personnel and an administrative coach.

PLAYERS

      In general, the rules of the AFL permit each team to maintain an active roster of 24 players during the regular season. The following table sets forth certain information concerning the Predators' roster for the 1998 season.


NO        NAME            POSITION(1)        HT.     WT.       BIRTHRATE     YEARS IN AFL
--        ----            -----------        ---     ---       ---------     ------------
 1     Dedric Smith           OS             5-8     159       09/16/71       Rookie
 4     John Clark             FB/LB          6-3     250       08/16/68       4th Season
 5     Chris Barber           DS             6-1     190       01/15/64       6th Season
 7     Kevin Gaines           DS             6-1     190       08/07/71       Rookie
 8     Chad Johnson           QB             6-3     210       03/19/74       Rookie
 9     Connell Maynor         QB/WR          6-0     180       01/21/69       5th Season
12     Franco Grilla          Kicker         5-11    180       07/21/70       2nd Season
15     Ty Law                 OS             6-1     180       11/27/71       3rd Season
17     Pat O'Hara             QB             6-4     212       09/27/68       3rd Season
21     Bruce LaSane           WR/LB          6-4     225       08/30/66       6th Season
23     Corris Ervin           DS             5-11    185       08/30/66       2nd Season
28     Damon Mason            DS             5-9     175       03/21/74       Rookie
30     Bret Cooper            WR/DB          6-0     190       12/18/70       5th Season

33     Tommy Dorsey           FB/LB          6-3     235       03/05/79        Rookie
35     Mark Sander            FB/LB          6-2     230       03/21/68        Rookie
42     Rick Hamilton          FB/LB          6-2     241       04/19/70        Rookie
46     Bill Hall              FB/LB          6-1     238       12/05/70        Rookie
50     Reggie Lee             OL/DL          6-2     280       12/21/67        Rookie
65     Eric Drakes            OL/DL          6-5     265       01/24/69        6th Season
69     Ray Forsythe           OL/DL          6-3     310       02/13/72        Rookie
78     Webbie Burnett         OL/DL          6-3     285       11/07/67        6th Season
82     Barry Wagner           WR/DB          6-3     215       11/24/67        6th Season
83     James Crockett         DS             5-10    190       11/26/74        Rookie
84     Robert Gordon          OS             5-10    185       06/07/68        Rookie
87     Victor Hall            OL/DL          6-2     265       12/04/68        4th Season
93     Kelvin Ingram          OL/DL          6-2     285       10/25/70        Rookie
95     Samuel Hairston        OL/DL          6-4     260       11/09/69        2nd Season
97     Howard Smothers        OL/DL          6-3     280       11/16/73        Rookie
98     Jeff Faulkner          OL/DL          6-4     300       04/04/64        2nd Season
99     Connell Spain          OL/DL          6-2     285       06/09/74        Rookie

----------

(1) WR-Wide Receiver; DB-Defensive Back; FB-Fullback; LB-Lineback; DS-Defensive Specialist; OS-Offensive Specialist; QB-Quarterback; OL-Offensive Line; DL-Defensive Line

      Player salaries range from $15,000 to $50,000 per season together with a housing provision which averages approximately $400 per month per player. Each AFL player signs a one-year contract with an additional one-year option season granted to the team. If a team and player cannot agree on the option season salary following the contract year, the player must either play for the original option year salary or stay out during the option season, after which he is free to negotiate with any team in the League. There are no player drafts, although expansion teams are allowed to draw from a pool of players designated by each AFL team.

ORLANDO ARENA

      The Predators have played in the Orlando Arena, which has a seating capacity of approximately 16,000, since 1991. In March 1998, the Company signed a new five-year lease (with an additional five-year option) with the Orlando Arena commencing in the 1998 season at approximately the same per game rental as its previous lease, but which provides the Company with an approximately 20% share of revenue generated from food and beverage concessions in exchange for the Company reducing ticket prices by approximately 10% to 20%, depending upon seat location. The Company will also receive a rebate against rent of $3 per person (up to $10,000) for games in which attendance exceeds 9,000 persons. Under the terms of the Predators' previous lease, which expired at the end of the 1997 season, the Predators paid a rental that was the higher of $7,500 per game or 8.5% of ticket sales for such game, up to a maximum of $15,000 per game. The team did not share in any other arena revenue, such as parking fees or concession sales.

COMPETITION

      The Predators compete for sports entertainment dollars with other professional sports teams and with college athletics and other sports-related entertainment. During portions of the AFL season, the Predators compete with professional basketball in the city of Orlando and with professional hockey and professional baseball in the state of Florida. In addition, the colleges and universities in central Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Predators also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in central Florida. On a broader scale, AFL teams compete with football teams fielded by high schools and colleges, the Professional Indoor Football League (a fledgling indoor style football league established in 1997 with teams operating in eight markets, the NFL, the Canadian Football League and NFL Europe.

EMPLOYEES

      In addition to its active football players, the Company employs eight football personnel and nine non-football personnel. During the AFL season, the Company also uses part-time employees from time to time. None of the Company's employees, including its players, are covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

PROPERTIES

      The Company leases its executive offices from First Union Bank on a month-to-month basis. The rental rate, valued at $4,167 per month, is satisfied through a trade-out with First Union Bank for Predator season tickets and other advertising considerations.

      In March 1998, the Company signed a new five-year lease with the Orlando Arena. See "Business - Orlando Arena."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The Company's directors and executive officers are as follows.

          NAME                         Age                Position
----------------------------------    -----   ----------------------------------
  William G. Meris(1)(2)                32    Chairman of the Board of Directors

  Jack Youngblood(1)(2)(3)              49    President and Director

  Alex S. Narushka(3)                   37    Secretary, Treasurer and Chief
                                              Financial Officer

  Robert G. Flynn                       33    Chief Operating Officer

  Edgar J. Allen                        51    Vice President-Sales and
                                              Marketing

  Alan N. Gagleard(1)                   45    Director

  Thomas F. Winters, Jr., M.D.(2)       45    Director

----------

(1)   Member of Audit Committee
(2)   Member of Compensation Committee
(3) Although they were elected executive officers of the Company in 1997, Messrs. Youngblood and Narushka have held management positions with the Predators since 1995 and 1994, respectively.

      William G. Meris was appointed the Company's Chairman in March 1997. Mr. Meris has served as Chairman of the Board of Directors of Interhealth Nutritionals, Inc., a privately held nutrition supplement manufacturer, since April 1996 and has been a director of SunWest P.E.O. Inc. since January 1998. He was also a director of Gum Tech International, Inc., a publicly held specialty chewing gum manufacturer, from August 1997 until February 1998. Since June 1995, Mr. Meris has been President of WGM Corporation, which acts as the General Partner of the Monolith Limited Partnership, a limited partnership which is a principal stockholder of the Company. From January 1995 to June 1995, he was also a co-manager of Meris Financial, Inc., a private investment and consulting company. From October 1994 until March 1995, Mr. Meris was a co-owner of Cyberia, Inc., a virtual reality entertainment firm. Mr. Meris was employed by Prudential Securities, Inc. as a retail stockbroker from 1989 to April 1994. Subsequently, he worked in the same capacity at Franklin-Lord, Inc. from May to August of 1994. Mr. Meris earned a Bachelor of Science degree in Business Administration from Arizona State University. During the AFL season, he devotes approximately 60% of his time to the affairs of the Company and during the remainder of the year, devotes approximately 25% of his time to the affairs of the Company.

      Jack Youngblood, a 14-year veteran of the NFL, has served as the General Manager of the Predators since February 1995 and as the Company's President since April 1997. Mr. Youngblood directs and oversees all aspects of the Predators' organization, including operations, administration, marketing, sponsorship, television, radio, public relations and ticket sales. From 1993 until he joined the team in 1995, Mr. Youngblood was a radio talk show host in the Sacramento metropolitan area. During the 1991 and 1992 AFL seasons, he was director of marketing operations for the Sacramento Surge ("Surge") of the World League of American Football and he also handled color commentary on Surge radio and television broadcasts. From 1985 to 1991, Mr. Youngblood was employed by the Los Angeles Rams ("Rams") of the NFL. He also worked as a color analyst on Rams broadcasts, while handling player relations, public relations, community relations and marketing services. Mr. Youngblood was an All-American defensive end for the University of Florida.

      Alex S. Narushka, who joined the Company as the Predators' Assistant General Manager in April 1994, has been the Company's Secretary, Treasurer and Chief Financial Officer since April 1997. From 1992 to 1994, he was employed by the former Managing General Partner of the Predators. Mr. Narushka was the Director of Finance for the Orlando Thunder of the World Football League in 1991 and was Controller of the Orlando Renegades of the United States Football League from 1984 to 1986. He graduated from Auburn University with a degree in Business Administration.

      Robert G. Flynn, who joined the Predators in September 1991, has been the Company's Director of Operations since 1995 and Chief Operating Officer since April 1997. In these capacities, he oversees all game operations, merchandising, internship program, game system maintenance, sponsorships and travel. He is Director of the Winter Park YMCA and serves as chairman for the Alumni Sports Committee of Trinity Preparatory School. Mr. Flynn earned a Master's degree in Sports Administration from the University of Florida.

      Edgar J. Allen has been Vice President - Sales and Marketing of the Company since June 1997. From September 1996 until June 1997, Mr. Allen acted as an independent sports consultant. From 1989 to 1996, he was Director of Sponsorship and Broadcast Sales for the Orlando Magic of the National Basketball Association where he was responsible for building sponsorship and broadcast sales revenue. From 1974 to 1976, Mr. Allen was general manager of WHLQ-FM radio station and from 1977 to 1980, was a regional executive for the Radio Advertising Bureau (the commercial trade association of the radio business). From 1980 to 1983, he was responsible for sales and marketing for Capital Broadcasting, a six-radio station holding company based in Mobile, Alabama. From 1983 to 1989, Mr. Allen was self-employed as a broadcast operating consultant.

      Alan N. Gagleard was a practicing attorney from 1979 to 1997, specializing in tax law, employee benefits related law, pension and profit sharing plans, and general civil litigation. He was also licensed as a certified public accountant in the State of Michigan in 1973. Mr. Gagleard was employed by Coopers and Lybrand and Price Waterhouse and Company, two national accounting firms prior to and during law school. Since 1997, Mr. Gagleard has been the President and Chief Executive Officer of Sunwest P.E.O. Inc., a professional employer organization based in Arizona. In 1994, as a result of guaranteeing the obligations of a company engaged in the restaurant business and in which Mr. Gagleard was a principal stockholder and director (although not an executive officer or active participant in the operations of the restaurant), Mr. Gagleard filed a petition in bankruptcy under the U.S. Bankruptcy Act. He was discharged in 1994. Mr. Gagleard graduated from the Detroit College of Law in 1979.

      Thomas F. Winters, Jr., M.D., a director of the Company since 1997, has been a practicing orthopedic surgeon since 1986. He is a graduate of Brown University and received his medical degree in 1980 from the University of Connecticut. He completed an internship in internal medicine at the Medical College of Virginia in Richmond, Virginia, a year of general surgery at St. Francis Hospital and Medical Center in Hartford, Connecticut and an orthopedic residency at the University of Connecticut Health Center in Framington, Connecticut. Dr. Winters completed an A.O. Fellowship in Trauma in Hanover, West Germany, followed by Fellowships in Sports Medicine and Adult Reconstructive Surgery at the Brigham and Women's Hospital of Harvard Medical School. At the Harvard Medical School he served as Assistant Team Physician for the Department of Athletics of Harvard University. He has been involved with teaching at both Harvard and now at Orlando Regional Medical Center. Dr. Winters currently serves as Team Physician for the Orlando Predators; a designated consultant for Major League Baseball, Inc.; Orthopedic Consultant for the Kansas City Royals Baseball Organization; Orlando International Aquatic Center and Brown's Gymnasium. He also works closely with area college and high school athletes. Dr. Winters has concentrated on adult orthopedics, specifically, sports medicine and adult reconstruction, which includes total joint replacement, since 1986. He has received patents for the design of rotational components for total knee replacements and for meniscal cartilage repair following knee injuries.

      Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the Bylaws of the Company.

      The Audit Committee reviews the engagement and independence of the Company's independent accountants, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The Compensation Committee considers the compensation and incentive arrangements of the Company's executive officers.

      The Company agreed with the underwriters of its initial public offering that, until December 10, 1999, the Company would allow an observer designated by the underwriters and acceptable to the Company to attend all meetings of the Board of Directors. The observer has no voting rights, is reimbursed for out-of-pocket expenses incurred in attending meetings and is indemnified against any claims arising out of participation at the meetings, including claims based upon liabilities arising under the securities laws.

EXECUTIVE COMPENSATION

      The Company was organized in March 1997 to acquire, own and operate the Predators. Accordingly, all of the Company's executive officers commenced their employment with the Company in March 1997, although Messrs. Youngblood and Narushka previously held non-executive officer positions with Orlando Predators, Ltd. ("OPL"), the prior owner of the Predators, and Mr. Youngblood earned compensation from OPL of approximately $100,000 for the year ended December 31, 1996. No executive officer (except Mr. Youngblood) is expected to earn in excess of $100,000 in salary and other compensation for the year ending December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                           -------------------
                  (a)                        (b)        (c)          (d)          (e)             (f)
          NAME AND PRINCIPAL                YEAR     SALARY($)     BONUS($)      STOCK        OTHER ANNUAL
               POSITION                     ----     ---------     --------     OPTIONS     COMPENSATION($)
               --------                                                         -------     ---------------
  William G. Meris, Chairman                1997      10,000            0         5,000          25,000(1)
  Jack Youngblood, President                1997      60,000       45,000(2)     34,500               0

----------------

(1) Represents housing, automobile and travel allowances provided to Mr. Meris.

(2) In July 1997, the Company entered into a three-year employment agreement with Mr. Youngblood providing for annual salaries of $60,000, $65,000 and $70,000 over the ensuing three-year period. Mr. Youngblood will also receive a commission ranging from 7% to 10% of all "Sponsorship Income" of the team, which is defined as gross revenues generated in cash or by tradeout for any expense that would constitute an expense on the Company's statement of operations. In 1997, Mr. Youngblood received a commission of $45,000 based upon total Sponsorship Income for the year ended December 31, 1997 of $450,000. Under Mr. Youngblood's employment agreement, he was also granted stock options to purchase up to 34,500 shares of the Company's Class A Common Stock at $2.00 per share vesting over a three-year period and exercisable until July 2007.

      The Company's directors do not receive compensation for attending Board meetings, but are reimbursed for out-of-pocket expenses incurred in connection therewith.

1997 EMPLOYEE STOCK OPTION PLAN

      In April 1997, the Company's stockholders adopted the Company's 1997 Employee Stock Option Plan (the "Plan"), which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options are issuable to any officer, director, key employee or consultant of the Company.

      The Company has reserved 500,000 shares of Class A Common Stock for issuance under the Plan. The Plan is administered by the full Board of Directors, which determines which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of Class A Common Stock that may be purchased under each stock option and the stock option price.

      The per share exercise price of incentive stock options may not be less than the fair market value of the Class A Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the Class A Common Stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the Class A Common Stock subject to the stock option on the date of grant.

      No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Stock options may be exercised only if the stock option holder remains continuously associated with the Company from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan cannot be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding.

      As of the date of this Prospectus, stock options have been granted under the Plan to purchase 253,000 shares of Class A Common Stock (including options granted to officers and directors of the Company to purchase 75,000 of such shares), exercisable at prices ranging form $2.00 to 4.50 per share.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to the ownership of the Company's Class A and Class B Common Stock as of the date of this Prospectus, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Class A and Class B Common Stock,
(ii) each of the Company's directors and (iii) all directors and officers of the Company as a group.

                                                      NUMBER OF SHARES        PERCENTAGE
                  NAME(1)                            BENEFICIALLY OWNED        OF CLASS
                  ----                               ------------------       ----------
  William G. Meris*(2)                                   1,350,425               55.0%
  The Monolith Limited Partnership*(2)(5)                1,350,425               55.0%
  Jack Youngblood(3)                                        34,500                1.4%
  Alan N. Gagleard(4)(5)                                   122,375                5.1%
  Thomas F. Winters, Jr., M.D.(6)                           13,000                 .5%
  All directors and officers as a group                  1,565,300               61.0%
  (7 persons)(2)(3)(4)(6)

-----------

 * May be deemed to be "founders" and "promoters" of the Company as those terms are defined under the Securities Act.

(1) The stockholders listed in the table have sole voting and investment powers with respect to the shares of Class A and Class B Common Stock and do not own any shares of Preferred Stock. Their addresses are in care of the Company.

(2) Includes (i) 1,276,500 shares held by The Monolith Limited Partnership ("Monolith"), a privately held, Delaware limited partnership. The General Partner of Monolith is WGM Corporation, a Delaware Corporation ("WGM"), of which William G. Meris is the President and sole principal stockholder,
      (ii) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan granted to Mr. Meris, (iii) stock options to purchase 13,800 shares at $2.00 per share assigned to Meris Financial, Inc. by Monolith and, (iv) warrants to purchase 68,000 shares at $3.75 held by Monolith. See "Certain Transactions."

(3) Represents stock options to purchase up to 34,500 shares of the Company's Class A Common Stock at $2.00 per share until July 2007, which have not yet vested.

(4) Includes (a) 103,500 shares of Class A Common Stock, (b) stock options to purchase an additional 13,800 shares of the Company's Class A Common Stock from Monolith at $2.00 per share, and (c) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan.

(5) In addition to the Class A Common Stock set forth above, the Company has issued and outstanding 1,000 shares of Class B Common Stock owned 925 shares by Monolith (92.5%) and 75 shares by Gagleard (7.5%). See "Description of Securities."

(6) Includes warrants to purchase 8,000 shares at $3.75 per share and options to purchase 5,000 shares at $2.00 per share.

                              CERTAIN TRANSACTIONS

      In February 1997, The Monolith Limited Partnership ("Monolith") purchased 92.5% and Alan N. Gagleard purchased 7.5% of the Predators from Orlando Predators, Ltd. ("OPL"), a non-affiliated Florida limited partnership, for a purchase price of $2,325,000, including $1,875,000 in cash, $180,000 in the form of a promissory note payable to OPL and the issuance of $225,000 of Monolith limited partnership interests to OPL. In March 1997, Monolith organized the Company and transferred its 92.5% ownership of the Predators to the Company in exchange for the issuance by the Company of 1,276,500 shares of its common stock to Monolith (valued at $.34 per share), the issuance of a promissory note bearing interest at 8% per annum payable to Monolith in the amount of $1,295,000 due the earlier of December 31, 1998 or the closing of the initial public offering by the Company which occurred in December 1997 (the "IPO") and the assumption by the Company of the $180,000 promissory note obligation to OPL. The promissory note was paid in December 1997. In March 1997 Mr. Gagleard transferred his 7.5% ownership of the Predators to the Company in exchange for 103,500 shares of its common stock (valued at $.48 per share) and the issuance of a promissory note payable to Mr. Gagleard in the amount of $105,000 carrying the same terms, which was paid by the Company at the same time as it paid the Monolith promissory note. Also in March 1997, Mr. Meris, the President of WGM Corporation, the corporate general partner of Monolith, became the Chairman of the Company, and Mr. Gagleard became a director.

      In June 1997, the Company paid the $180,000 promissory note due OPL, and Monolith repurchased the $225,000 of Monolith limited partnership interests from OPL for $225,000 in cash. At the same time, Monolith borrowed $112,500 from Mr. Gagleard, evidenced by a non-interest bearing promissory note due the earlier of December 31, 1998 or the closing of the IPO. As additional consideration for the loan, Monolith granted Mr. Gagleard an option to purchase 13,800 shares of the Company's common stock owned by Monolith for $2.00 per share. The loan was paid in full in December 1997.

      Between March and November 1997, Monolith and Mr. Gagleard lent the Company $862,537 and $120,291, respectively, for working capital, evidenced by promissory notes bearing interest at 8% per annum due the earlier of December 31, 1998 or the closing of the IPO. The loans were repaid in full in December 1997.

      In November 1997, the Company (i) issued 1,276,500 shares of its Class A Common Stock and 925 shares of its Class B Common Stock to Monolith in exchange for 1,276,500 shares of its then-voting common stock and $4,625 in accrued interest payable and (ii) issued 103,500 shares of its Class A Common Stock and 75 shares of its Class B Common Stock to Mr. Gagleard in exchange for 103,500 shares of its then-voting common stock and $375 in accrued interest payable. The Class B Common Stock was issued to Monolith and Mr. Gagleard at $5.00 per share, the same price as the IPO offering price per share. Prior to the exchange, Monolith and Mr. Gagleard owned all of the then-voting common stock and continued to do so following the exchange. The Class B Common Stock was issued to satisfy the control requirements of the AFL. The AFL Bylaws require League approval before an AFL team may become publicly held. In the case of the Company, League approval was conditioned upon the League's requirement that voting control of the Company would remain in the hands of its two existing stockholders (Monolith and Mr. Gagleard). The League requirement was satisfied by the Company through creation of the Class B Common Stock, each share of which votes the equivalent of 10,000 shares of Class A Common Stock. See "Arena Football-Restrictions on Ownership" and "Description of Securities."

      In July 1997, Monolith granted options to purchase 90,365 shares of the Company's Common Stock owned by Monolith and exercisable at $2.00 per share to four persons, including Mr. Gagleard (13,800 options) and Meris Financial, Inc. (13,800 options).

      In April 1998, The Monolith Limited Partnership, a principal stockholder of the Company, and Thomas F. Winters, Jr., a director of the Company, purchased $1,150,000 and $100,000, respectively, of promissory notes issued by the Company and received 92,000 1998 Warrants and 8,000 1998 Warrants, respectively. The promissory notes will be paid using proceeds of the Offering. See "Use of Proceeds" and "Description of Securities - 1998 Warrants."

      The Company believes the terms of the above transactions were fair, reasonable and consistent with terms that could be obtained from nonaffiliated third parties. All future transactions with affiliates of the Company will be approved by the disinterested members of the Company's Board of Directors. The Company's securities (other than stock options under the Company's 1997 Employee Stock Option Plan) may not be issued to management, promoters or their respective associates or affiliates without obtaining (i) a fairness opinion from a qualified brokerage firm or appraiser confirming the fairness of the consideration to be received by the Company for the issuance of any such securities and (ii) written approval of the securities issuance by a majority of the Company's disinterested directors.

                            DESCRIPTION OF SECURITIES

CLASS A AND CLASS B COMMON STOCK

      The Company is authorized to issue 15,000,000 shares of no par value Common Stock ("Common Stock"), of which 2,480,000 shares of Class A Common Stock are outstanding. In addition, the Company has issued 1,000 shares of no par value Class B Common Stock. The Class A Common Stock and Class B Common Stock are identical in all respects except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. The Class B Common Stock was issued to satisfy certain control requirements of the AFL. See "Arena Football - Restrictions on Ownership" and "Certain Transactions." Upon issuance, shares of Common Stock are not subject to further assessment or call. Subject to the prior rights of any series of preferred stock that may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets remaining after payment of liabilities in the event of the liquidation, dissolution or winding up of the Company. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. The outstanding Common Stock is fully paid and nonassessable. The holders of the Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock.

      The Company has not paid dividends on its Class A and Class B Common Stock since inception and does not plan to pay dividends in the foreseeable future. Earnings, if any, will be retained to finance growth.

PREFERRED STOCK

      Under the Company's Articles of Incorporation, the Company's Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 1,500,000 shares of preferred stock, no par value, in one or more series, with such voting powers or without voting powers, and with such designations, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of the date of this Prospectus, the Company has no shares of preferred stock outstanding.

      The Preferred Stock will, when issued, be fully paid and nonassessable. The transfer agent, registrar, redemption agent, and conversion agent for shares of the Preferred Stock will be Corporate Stock Transfer, Inc., Denver, Colorado.

DIVIDENDS

      Holders of shares of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, a cumulative annual cash dividend of $1.20 per share. Dividends will accrue from the date of the original issuance and will be payable quarterly on the 30th day of January, April, July and October (of if such day is not a business day, on the business day immediately succeeding such 30th day), commencing July 30, 1998, to the person in whose name the Preferred Stock is registered at the close of business on the 15th day of the month next preceding such dividend payment date, or if any such date is not a business day, on the next succeeding day that is a business day. Dividends will be computed on the basis of a 360-day year of twelve 30-day months, with each dividend payment to be rounded to the nearest whole cent. Dividends on the Preferred Stock will accumulate to the extent they are not paid on the dividend payment date for the period for which they accrued whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Dividends on the Preferred Stock will be cumulative from the date issued. Such dividends will be payable when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment. Accrued dividends, whether current or in arrears, will be payable on Preferred Stock that is converted into Class A Common Stock only if such dividend has been declared and is payable as of a record date prior to the Conversion Date (as hereinafter defined). Dividends will be payable in cash or in the Company's Class A Common Stock at the sole discretion of the Company. The value of any

Class A Common Stock issue will be the last reported sales price of the Class A Common Stock on the Nasdaq SmallCap Market on the last day of each calendar quarter.

      No dividends will be declared, paid, or set apart for payment on common stock, or the preferred stock of any series ranking, as to dividends, junior to the Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) on the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. When dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other preferred stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Preferred Stock and such other preferred stock bear to each other.

LIQUIDATION RIGHTS

      In the event of any involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to the shareholders, before any distribution of assets is made to holders of common stock or other stock of the Company ranking junior to the Preferred Stock, liquidating distributions in the amount of $10.00 per share plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Such liquidation rights are not triggered by (i) any consolidation or merger of the Company with or into any other corporations, (ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by reincorporation of another corporation or creation of a partnership, or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation or a partnership, provided that in each case effective provision is made in the certificate of incorporation of the resulting and surviving corporation or the articles of partnership, or otherwise, for the protection of the rights of the holders of Preferred Stock.

CONVERSION RIGHTS

      Optional Conversion. Each share of the Preferred Stock will be convertible at any time on or after 12 months from the date hereof, unless previously redeemed, at the option of the holder thereof into ______ shares of the Company's Class A Common Stock, equivalent to a Conversion Price of $_______ per share of Class A Common Stock, subject to adjustment as set forth below. A holder of

Preferred Stock may convert his shares by surrendering to the conversion agent each certificate covering shares to be converted together with a statement of the name or names in which the shares of Class A Common Stock shall be registered upon issuance (the date of such surrender, being the "Conversion Date"). Every such notice of election to convert will constitute a contract between the holder giving such notice and the Company whereby such holder will be deemed to subscribe for the shares of Class A Common Stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Preferred Stock to be converted and to release the Company from all further obligation thereon and whereby the Company will be deemed to accept the surrender of such shares of Preferred Stock in full payment of the shares of Class A Common Stock so subscribed for and to be issued upon such conversion. As promptly as practicable after the Conversion Date, the Company shall issue and deliver to the converting holder of the Preferred Stock a certificate representing the number of shares of Class A Common Stock into which the Preferred Stock was converted together with dividends, if any, payable on the Preferred Stock so converted as may be declared and made payable to holders of record of Preferred Stock on the record date immediately preceding the Conversion Date. If a holder of Preferred Stock elects to convert only a portion of his Preferred Stock, upon such conversion the Company shall also deliver to the holder of the Preferred Stock a new Preferred Stock certificate representing his unconverted Preferred Stock. In lieu of fractional shares of Class A Common Stock, there will be paid to the holder of Preferred Stock at the time of conversion an amount in cash equal to the same fraction of the current market value of a share of Class A Common Stock of the Company. This current market value will be deemed the closing price of the Class A Common Stock on the Nasdaq SmallCap Market on the last trading day preceding the Conversion Date.

      Mandatory Conversion. If at any time on or after 12 months from the date hereof, the closing price for the Class A Common Stock, as quoted on the Nasdaq SmallCap Market or any national securities exchange, has equaled or exceeded 200% or more of the Conversion Price for at least 20 trading days within a period of 30 consecutive trading days, the Preferred Stock will automatically convert into Class A Common Stock at the Conversion Price. The Conversion Rate will be subject to adjustment upon the issuance of shares of common stock or other securities of the Company as a dividend or distribution on shares of Class A Common Stock of the Company to the holders of all of its outstanding shares of Class A Common Stock; subdivisions, combinations, or certain reclassifications of shares of Class A Common Stock of the Company; the issuance of shares of Class A Common Stock of the Company or of rights, options, or warrants to subscribe for or purchase shares of Class A Common Stock of the company at less than the effective Conversion Price of the Preferred Stock; or the distribution to the holders of shares of Class A Common Stock of the Company generally of evidences of indebtedness or assets (excluding cash dividends and distributions made out of current or retained earnings) or rights, options, or warrants to subscribe for securities of the Company other than those mentioned above. No adjustment in the Conversion Rate will be required to be made with respect to the Preferred Stock until cumulative adjustments amount to 1% or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment. No accrued and unpaid cumulative dividends will be paid upon conversion of the Preferred Stock unless the conversion occurs after the record date for such dividend.

      In the event of any consolidation with or merger of the Company into another corporation, or sale of all or substantially all of the properties and assets of the Company to any other corporation, or in case of any reorganization of the Company, each share of Preferred Stock would thereupon become convertible only into the number of shares of stock or other securities, assets, or cash to which a holder of the number of shares or Class A Common Stock of the Company issuable (at the time of such consolidation, merger, or reorganization) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale or reorganization.

VOTING RIGHTS

      The holders of the Preferred Stock will not be entitled to vote, except as set forth below and as provided by law. On matters subject to a vote by holders of the Preferred Stock, the holders are entitled to one vote per share.

      Without the consent of the holders of Preferred Stock, the Company may issue other series of preferred stock which are pari passu with, or junior to, the Preferred Stock as to dividends and liquidation rights. Without the approval of the holders of at least a majority of the number of shares of Preferred Stock then outstanding, voting or consenting separately as a class, the Company may not issue preferred stock which is senior to the Preferred Stock as to dividends or liquidation rights, or amend, alter or repeal any of the voting rights, designations, preferences or other rights of the holders of the Preferred Stock so as adversely to affect such voting rights, designations, preferences or other rights.

OPTIONAL REDEMPTION

      If not earlier converted, exchanged, or redeemed, the Preferred Stock may be redeemed at the Company's option, upon at least 30 days' notice, in whole or in part on a pro rata basis, on and after 12 months from the date hereof, at $12.00 per share plus accrued dividends payable to the redemption date.

      Concurrently with the notice of redemption provided by the Company, the Company will provide instructions as to the procedure to be followed to execute such redemption. If less than all of the shares of Preferred Stock are to be redeemed, the Preferred Stock shall be redeemed on a pro rata basis.

1998 WARRANTS

      In April 1998, the Company sold $2 million face amount of promissory notes bearing interest at 7% per annum due the earlier of the closing of the Offering or December 31, 2001. As additional consideration for the purchase of the promissory notes, the Company issued 160,000 common stock purchase warrants (the "1998 Warrants"), each 1998 Warrant exercisable to purchase one share of Class A Common Stock at $3.75 per share until December 31, 2002. See "Use of Proceeds."

CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

      There currently are outstanding 2,480,000 shares of Class A Common Stock. Of these shares, 1,350,000 shares are freely tradeable without restriction or registration under the Securities Act, unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act. Shares of Class A Common Stock held by affiliates of the Company are subject to the resale limitations of Rule 144 described below. The remaining 1,130,000 shares of Class A Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act and currently may be sold in the public securities markets, subject to volume and other resale limitations.

      Sale of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Class A Common Stock and therefore the market price of the Preferred Stock offered hereby. Directors, officers, and other shareholders of the Company who own an aggregate of 1,380,000 shares of Class A Common Stock, however, have agreed not to sell or otherwise transfer any such shares until December 1, 1998 without the written consent of the underwriters of the Company's initial public offering.

      In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, subject to certain requirements concerning the availability of public information and the manner and notice of sale, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding common shares (approximately 24,800 shares) or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation, so long as such person is not an affiliate of the Company, has not been an affiliate for three months prior to the sale and has beneficially owned the shares for at least two years. The Company is unable to predict the effect that any sales, under Rule 144 or otherwise, may have on the then prevailing market price of the Class A Common Stock.

      The Company has granted certain demand and piggy-back registration rights to the underwriter of the IPO with respect to the 1997 Underwriters' Unit Warrants as well as the Preferred Stock issuable upon exercise of the Representative's Warrant. The Company may also register the Class A Common Stock underlying its 1997 Employee Stock Option Plan in the future. See "Management - 1997 Employee Stock Option Plan" and "Underwriting."

      The Preferred Stock offered hereby will be freely tradeable without restriction or further registration.

TRANSFER AGENT AND WARRANT AGENT

      Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202, is the Company's transfer agent and warrant agent.

LIMITATION ON LIABILITY

      The Company's bylaws provide that a director shall not be personally liable to the Company or its stockholders for any action taken or any failure to act to the full extent permitted by the Florida Business Corporation Act. The effect of this provision in the Bylaws is to eliminate the rights of the Company and its stockholders, through stockholders' derivative suits on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Florida law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

                                  UNDERWRITING

      The Underwriters named below acting through H D Brous & Co., Inc. (the "Representative") have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the form of which is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part) among the Company and the Underwriters (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective number of shares of Preferred Stock set forth opposite their names below:


              UNDERWRITER                             NUMBER OF SHARES

              H D Brous & Co., Inc.


                                                           -------
              Total                                        600,000
                                                           =======

      The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Preferred Stock are subject to certain conditions. The Underwriters are committed to purchase all of the shares of Preferred Stock offered hereby (other than the shares covered by the over-allotment option described below) if any are purchased.

      The Company has been advised by the Representative that the Underwriters propose to offer the shares of Preferred Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a concession not in excess of $____ per share. The Underwriters may allow and such dealers may re-allow to other dealers, including any Underwriter, a discount not in excess of $____ per share. After the public offering of the Preferred Stock, the offering price and concessions and discounts may be changed by the Underwriters.

      The Company has agreed to underwriting discounts and commissions in the aggregate of 10% of the initial offering price of the shares of Preferred Stock offered hereby. The Company also has agreed to reimburse the Representative's expenses on a non-accountable basis in the amount of 3% of the gross proceeds received from the sale of Preferred Stock. Any such expenses in excess of the expense allowance will be borne by the Underwriter.

      The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities in connection with the offer and sale of the Preferred Stock, under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

      The Underwriters have obtained an option from the Company, exercisable during the 45-day period after the date of the Prospectus, under which they may purchase up to 90,000 additional shares of Preferred Stock at the same price per share that the Company will receive for the shares being purchased by the Underwriters. The Underwriters may exercise the option only to cover over-allotments to the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

      The Underwriters have informed the Company that the Underwriters do not intend to confirm sales of shares of Preferred Stock offered hereby to accounts over which they exercise discretionary authority.

      The Company has agreed to issue the Representative's Warrants to the Representative for a consideration of $100. The Representative's Warrants are exercisable at any time during the four year period commencing one year from the date of this Prospectus to purchase up to 60,000 shares of Preferred Stock for $12.00 per share. The Representative may not sell, transfer, pledge or hypothecate the Representative's Warrants for a period of 12 months from the effective date of the Offering, except to an Underwriter or a partner or officer of an Underwriter, or by will or operation of law. The Representative's Warrants bear a restrictive legend describing the restrictions set forth herein and stating the time period for which the restrictions are applicable. During the term of the Representative's Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the Representative's Warrants are outstanding. At any time at which the Representative's Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. The securities underlying the Representative's Warrants have certain registration rights which may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Warrants are outstanding. The number of shares of Preferred Stock issuable under the Representative's Warrants and the exercise price are subject to adjustment under certain events.

      In connection with the Offering, the Underwriters may purchase and sell the Preferred Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Preferred Stock. Syndicate short positions involve the sale by the Underwriters of a greater number of shares of Preferred Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Preferred Stock sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the Preferred Stock, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

      The Company has agreed with the Representative that the Company will appoint an individual selected by the Representative to be a director of the Company and thereafter to include such individual as a part of management's slate of directors, so that such individual, subject to stockholder approval, will act as a director for at least 24 months from the closing of the Offering.

      The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission.

                                  LEGAL MATTERS

      The validity of the Preferred Stock offered hereby will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representative by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona.

                                     EXPERTS

      The financial statements of the Company for the period and year ended December 31, 1997 and 1996, and the period ended March 31, 1997 appearing in this Prospectus, have been audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                      INDEX

                                                                            PAGE
THE ORLANDO PREDATORS ENTERTAINMENT, INC.
     Unaudited Proforma Financial Information Explanatory Headnote          F-2
     Unaudited Proforma Statement of Operations                             F-3
     Notes to Unaudited Proforma Financial Statement                        F-4
     Independent Auditors' Report                                           F-5
     Financial Statements:
         Balance Sheets                                                     F-6
         Statements of Operations                                           F-7
         Statements of Changes in Stockholders' Equity                      F-8
         Statements of Cash Flows                                           F-9
     Notes to Financial Statements                                          F-10

ORLANDO PREDATORS, A DIVISION OF ORLANDO PREDATORS, LTD.
     Independent Auditors' Report                                           F-25
     Financial Statements:
         Balance Sheet                                                      F-26
         Statement of Operations                                            F-27
         Statement of Changes in Division Equity (Deficit)                  F-28
         Statement of Cash Flows                                            F-29
     Notes to Financial Statements                                          F-30

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                    UNAUDITED PROFORMA FINANCIAL INFORMATION
                              EXPLANATORY HEADNOTE


INTRODUCTION

The following unaudited proforma financial statement gives effect to the completion of the acquisition of two, non-voting, equity interests in the Arena Football League, Inc. (AFL) by The Orlando Predators Entertainment, Inc. (the Company), the completion of the proposed public offering of preferred stock and is based on the estimates and assumptions set forth herein and in the notes to such statement. This proforma information has been prepared utilizing the historical financial statements and notes thereto, which are incorporated by reference herein. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the date indicated or the results which may be obtained in the future.

The proforma statement of operations for the period February 14, 1997 to December 31, 1997 includes the operating results of the Company and the estimated results of the two equity interests in the AFL.

ACQUISITION

In April 1998, the Company agreed to acquire two, non-voting, equity interests in the AFL. The two, non-voting, equity interests share in 2/19ths of the distributions of AFL revenues, once the purchase price is paid. Upon receipt of $6,000,000 in distributions, the two equity interests will share in both revenues at 2/19ths and expenses at 2/18ths. If the Company receives $6,000,000 in distributions within one year of purchase of the two equity interests, then one share will return to the AFL and the Company will share in both revenues at 1/18ths and expenses at 1/17ths. The purchase price for the two equity interests purchased by the Company was $6,000,000. Two, non-voting, equity interests in the League will be subject to the equity method of accounting.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                   UNAUDITED PROFORMA STATEMENT OF OPERATIONS
                 FOR THE PERIOD FEBRUARY 14 TO DECEMBER 31, 1997


                                                                                                     PROFORMA
                                                                                                      PERIOD
                                                FOR THE PERIOD                                  FEBRUARY 14, 1997
                                                 FEBRUARY 14 TO                                         TO
                                                 DECEMBER 31,               PROFORMA               DECEMBER 31,
                                                    1997                   ADJUSTMENTS                 1997
                                                --------------           --------------           --------------
                                                                                                    (UNAUDITED)
REVENUES:
     Ticket revenues                            $    1,542,577           $           --           $    1,542,577
     Play-off game ticket revenues                     140,318                       --                  140,318
     Play-off game revenue sharing                      45,000                       --                   45,000
     Local television and radio broadcast               87,632                       --                   87,632
           rights
     Advertising and promotions                        644,529                       --                  644,529
     Advertising and promotions, related                50,000                       --                   50,000
           party
     League revenue                                    181,250                  (28,618)(5)              737,895
                                                            --                  585,263 (5)                   --
     Other                                               6,588                       --                    6,588
                                                --------------           --------------           --------------


              Total Revenues                         2,697,894                  556,645                3,254,539
                                                --------------           --------------           --------------

COSTS AND EXPENSES:
     Operations                                      1,901,508                       --                1,901,508
     Operations, related party                           5,362                       --                    5,362
     Selling and promotional expenses                  408,281                       --                  408,281
     League assessments                                224,622                  (20,000)(6)              204,622
     General and administrative                        871,206                       --                  871,206
     Amortization                                       52,496                       --                   52,496
     Depreciation                                       32,402                       --                   32,402
                                                --------------           --------------           --------------

              Total Costs and Expenses               3,495,877                  (20,000)               3,475,877
                                                --------------           --------------           --------------

OPERATING INCOME (LOSS)
                                                      (797,983)                 576,645                 (221,338)
                                                --------------           --------------           --------------
OTHER INCOME (EXPENSE):
     Interest expense                                   (2,520)                      --                   (2,520)
     Interest expense, related party                  (104,083)                 104,083 (2)                   --
     Interest income                                    12,601                       --                   12,601
                                                --------------           --------------           --------------

              Net Other Income(Expense)                (94,002)                 104,083                   10,081
                                                --------------           --------------           --------------

NET INCOME (LOSS)                               $     (891,985)          $      680,728           $     (211,257)
                                                ==============           ==============           ==============

NET (LOSS) PER SHARE                            $         (.61)                                   $              (4)
                                                ==============                                    ==============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING                                1,463,796                                                   (3)
                                                ==============                                    ==============


      SEE ACCOMPANYING HEADNOTE AND NOTES TO PROFORMA FINANCIAL STATEMENT

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                 NOTES TO UNAUDITED PROFORMA FINANCIAL STATEMENT


NOTE 1 - PROFORMA ADJUSTMENTS

The adjustments relating to the statement of operations are computed assuming the acquisition of the two, non-voting, equity interests in the AFL occurred and the proposed public offering of preferred stock was completed at the beginning of the period presented.

NOTE 2 - INTEREST EXPENSE

The decrease assumes the completion of the proposed public offering of preferred stock which precludes the requirement of debt and related interest expense.

NOTE 3 - WEIGHTED AVERAGE NUMBER OF CLASS A COMMON SHARES OUTSTANDING

Includes the weighted average shares of the Company's Class A common stock equivalents in the proposed public offering of preferred stock, converted at _____ shares of Class A common stock for each share of preferred stock.

NOTE 4 - PROFORMA NET LOSS PER SHARE

Proforma net loss per share is calculated assuming that the _____________ shares of the Company's Class A common stock are outstanding for the entire period presented.

NOTE 5 - LEAGUE REVENUES

The decrease assumes that the Company's original membership share of League revenues would decrease due to sharing revenues between 19 memberships (interests) rather than 16 memberships.

The increase assumes that the Company will share in 2/19ths of revenues for the two, non-voting, equity interests purchased.

NOTE 6 - LEAGUE ASSESSMENTS

The decrease assumes that the AFL will no longer pay a $20,000 annual royalty to Gridiron, per team, for the licensed right to operate the Arena Football League and the use of the Arena Football League logo, trademark and patented game known as Arena Football. The AFL intends to purchase all AFL logos, trademarks and patents from Gridiron, with the proceeds from the Company's purchase of the two, non-voting, equity interests.

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS
THE ORLANDO PREDATORS ENTERTAINMENT, INC.
ORLANDO, FLORIDA


We have audited the accompanying balance sheet of The Orlando Predators Entertainment, Inc. as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows from February 14, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of The Orlando Predators Entertainment, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                             AJ. ROBBINS, P.C.
                                             CERTIFIED PUBLIC ACCOUNTANTS
                                                 AND CONSULTANTS

DENVER, COLORADO
JANUARY 21, 1998
EXCEPT FOR NOTE 12 AS TO
  WHICH THE DATE IS MARCH 17, 1998

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                                 BALANCE SHEETS


                           ASSETS

                                                               DECEMBER 31,          MARCH 31,
                                                                   1997                1998
                                                               ------------        ------------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
     Cash                                                      $  2,255,678        $  2,313,858
     Accounts receivable, sponsorships                                   --             595,207
     Accounts receivable, sponsorships, related parties                  --              50,000
     Inventory                                                       14,659              16,079
     Receivable from employees                                       51,717              72,788
     Prepaid expenses                                                94,134             459,817
                                                               ------------        ------------

                  Total Current Assets                            2,416,188           3,507,749

PROPERTY AND EQUIPMENT, at cost, net                                262,397             259,458

ACQUISITION COSTS                                                        --               3,060

DEFERRED OFFERING COSTS                                                  --              25,000

LOAN FEES                                                                --               5,000

MEMBERSHIP COST, net                                              1,944,259           1,931,823

OTHER INTANGIBLES, net                                               55,159              49,988

RESTRICTED INVESTMENT                                               100,000             100,000

OTHER ASSETS                                                            908               3,144
                                                               ------------        ------------

                                                               $  4,778,911        $  5,885,222
                                                               ============        ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                     $    167,355        $     63,107
     Accounts payable, related parties                               80,108              49,942
     Due to AFL                                                          --              11,250
     Bridge loans                                                        --             150,000
     Accrued interest, stockholders                                  99,083                  --
     Deferred revenue                                               457,643           1,840,316
                                                               ------------        ------------

                  Total Current Liabilities                         804,189           2,114,615

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Preferred stock, 1,500,000 shares authorized;  none
         issued or outstanding                                           --                  --
     Class A Common stock, 15,000,000 shares authorized;
         2,480,000 issued and outstanding                         4,861,707           4,861,707
     Class B Common Stock, 1,000 shares authorized,
         1,000 issued and outstanding                                 5,000               5,000
     Accumulated (deficit)                                         (891,985)         (1,096,100)
                                                               ------------        ------------

                  Total Stockholders' Equity                      3,974,722           3,770,607
                                                               ------------        ------------

                                                               $  4,778,911        $  5,885,222
                                                               ============        ============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                            STATEMENTS OF OPERATIONS



                                                           FOR THE PERIOD                            FOR THE THREE
                                                            FEBRUARY 14,       FOR THE PERIOD              MONTHS
                                                                TO             FEBRUARY 14 TO              ENDED
                                                            DECEMBER 31,          MARCH 31,               MARCH 31,
                                                               1997                  1997                   1998
                                                           ------------          ------------           --------------
                                                                                                          (UNAUDITED)
REVENUES:
     Ticket revenues                                       $  1,542,577         $         --              $         --
     Play-off game ticket revenues                              140,318                   --                        --
     Play-off game revenue sharing                               45,000                   --                        --
     Local television and radio broadcast rights                 87,632                   --                        --
     Advertising and promotions                                 644,529                   --                     2,792
     Advertising and promotions, related party                   50,000                   --                        --
     League revenue                                             181,250                   --                        --
     Other                                                        6,588                   --                        --
                                                           ------------         ------------              ------------

              Total Revenues                                  2,697,894                   --                     2,792
                                                           ------------         ------------              ------------

COSTS AND EXPENSES:
     Operations                                               1,901,508                   --                     1,911
     Operations, related party                                    5,362                   --                        --
     Selling and promotional expenses                           408,281                3,140                        --
     League assessments                                         224,622                   --                        --
     General and administrative                                 871,206               68,054                   208,048
     Amortization                                                52,496                6,193                    17,608
     Depreciation                                                32,402                  837                     3,876
                                                           ------------         ------------              ------------

              Total Costs and Expenses                        3,495,877               78,224                   231,443
                                                           ------------         ------------              ------------

OPERATING (LOSS)                                               (797,983)             (78,224)                 (228,651)
                                                           ------------         ------------              ------------

OTHER INCOME (EXPENSE):
     Interest expense                                            (2,520)              (1,023)                     (400)
     Interest expense, related party                           (104,083)                  --                        --
     Interest income                                             12,601                1,725                    24,484
     Gain on sale of asset                                           --                   --                       452
                                                           ------------         ------------              ------------

              Net Other Income (Expense)                        (94,002)                 702                    24,536
                                                           ------------         ------------              ------------

NET (LOSS)                                                 $   (891,985)        $    (77,522)             $   (204,115)
                                                           ============         ============              ============

NET (LOSS) PER SHARE - BASIC                               $       (.61)        $       (.06)             $       (.08)
                                                           ============         ============              ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING          1,463,796            1,380,000                 2,480,000
                                                           ============         ============              ============



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                      ORLANDO PREDATORS ENTERTAINMENT, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE PERIOD ENDED DECEMBER 31, 1997 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)



                               CLASS A COMMON STOCK          CLASS B COMMON STOCK
                             --------------------------    --------------------------    ACCUMULATED
                               SHARES         AMOUNT         SHARES         AMOUNT        (DEFICIT)         TOTAL
                             -----------    -----------    -----------    -----------    -----------     -----------
Class A Common Stock
   issued in exchange
   for ownership of the
   Predators                   1,276,500    $   438,087             --    $        --    $        --     $   438,087

Class A Common Stock
   issued for cash               103,500         49,709             --             --             --          49,709

Class B Common Stock
   issued for conversion
   of accrued interest
   payable                            --             --          1,000          5,000             --           5,000

Class A Common Stock
   issued net of offering
   costs of $1,126,089         1,100,000      4,373,911             --             --             --       4,373,911

Net (loss)                            --             --             --             --       (891,985)       (891,985)
                             -----------    -----------    -----------    -----------    -----------     -----------

BALANCES,
   DECEMBER 31, 1997           2,480,000      4,861,707          1,000          5,000       (891,985)      3,974,722

Net (loss) (unaudited)                --             --             --             --       (204,115)       (204,115)
                             -----------    -----------    -----------    -----------    -----------     -----------

BALANCES,
   MARCH 31, 1998
   (UNAUDITED)                 2,480,000    $ 4,861,707          1,000    $     5,000    $(1,096,100)    $ 3,770,607
                             ===========    ===========    ===========    ===========    ===========     ===========




                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS



                                                                         FOR THE PERIOD         FOR THE          FOR THE THREE
                                                                           FEBRUARY 14,         PERIOD               MONTHS
                                                                               TO             FEBRUARY 14            ENDED
                                                                           DECEMBER 31,       TO MARCH 31,          MARCH 31,
                                                                               1997              1997                 1998
                                                                           ------------      --------------       ------------
                                                                                                                   (UNAUDITED)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
     Net (loss)                                                            $   (891,985)       $     (77,522)     $   (204,115)
     Adjustments to reconcile net (loss) to net cash
     from operating activities:
         Depreciation and amortization                                           84,898                7,030            21,484
     Changes in assets and liabilities:
         Accounts receivable                                                    688,956                   --          (645,207)
         Employee receivables                                                   (46,256)              (1,637)          (21,071)
         Inventory                                                                5,326                   --            (1,420)
         Prepaid expenses                                                        (1,693)            (241,540)         (365,683)
         Other assets                                                              (908)              (1,700)           (2,236)
         Accounts payable and accrued expenses                                  300,985              102,789          (222,248)
         Deferred revenue                                                      (830,544)             570,562         1,382,673
                                                                           ------------        -------------      ------------

                                Net Cash (Used) by Operating Activities        (691,221)             357,982           (57,823)
                                                                           ------------        -------------      ------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
     Purchase of equipment                                                      (27,130)                  --            (1,485)
     Sale of equipment                                                               --                   --               548
     Investment in certificate of deposit                                      (100,000)            (100,000)               --
     Payments for contract purchase                                             (62,054)                  --                --
                                                                           ------------        -------------      ------------

                                Net Cash (Used) by Investing Activities        (189,184)            (100,000)             (937)
                                                                           ------------        -------------      ------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
     Loans from stockholders                                                  1,080,000              100,000                --
     Payments of loans from stockholders                                     (2,317,828)                  --                --
     Bridge loans                                                                    --                   --           150,000
     Payment of loan fees                                                            --                   --            (5,000)
     Proceeds from issuance of Class A Common Stock                           5,500,000                   --                --
     Payment of offering costs                                               (1,126,089)                  --           (25,000)
     Payment of acquisition costs                                                    --                   --            (3,060)
                                                                           ------------        -------------      ------------

                              Net Cash Provided by Financing Activities       3,136,083              100,000           116,940
                                                                           ------------        -------------      ------------

INCREASE IN CASH                                                              2,255,678              357,982            58,180

CASH, beginning of period                                                            --                   --         2,255,678
                                                                           ------------        -------------      ------------

CASH, end of period                                                        $  2,255,678        $     357,982      $  2,313,858
                                                                           ============        =============      ============

Supplementary information:
See Note 9


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACTIVITY

The Orlando Predators Entertainment, Inc. (the Company) was formed on March 27, 1997, to acquire, own and operate the Orlando Predators, a Division of Orlando Predators, Ltd. (Predators). The Predators are a professional Arena Football team and a member of the Arena Football League (AFL). The AFL membership was purchased by Monolith Limited Partnership (Monolith) as an agent for the Company on February 13, 1997 from the Orlando Predators, Ltd. During March 1997, Monolith organized the Company and transferred ownership of the Predators to the Company in exchange for 1,276,500 shares of the Company's common stock. Audited financial statements for Orlando Predators, a division of Orlando Predators, Ltd., the predecessor owner, for the period prior to acquisition, January 1, 1997 through February 13, 1997, are not presented since no substantial activities took place during that period.

UNAUDITED INTERIM FINANCIAL STATEMENTS

In the opinion of management, the unaudited interim financial statements for the three months ended March 31, 1998 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

CASH AND CASH EQUIVALENTS

Cash and equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

INVENTORY

Inventory consists of team merchandise available for sale. Inventory is stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation expense is provided on a straight-line basis using the estimated useful lives of 5-10 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to operations. Depreciation expense was $32,402, $837 and $3,876 for the periods ended December 31, 1997, March 31, 1997 and March 31, 1998 (unaudited), respectively.

RESTRICTED INVESTMENT

Restricted investment consists of an interest bearing certificate of deposit with a financial institution, which also provides a letter of credit to the Company. The certificate of deposit was a condition of awarding the letter of credit.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEMBERSHIP COST

The AFL membership is recorded at cost of $1,989,860 and is being amortized on a straight-line basis over 40 years. Amortization expense was $45,601 $6,193 and $12,437 for the periods ended December 31, 1997, March 31, 1997 and March 31, 1998, respectively.

The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of the membership cost may warrant revision or that the remaining balance of the asset may not be recoverable. If factors indicate that the membership cost may be impaired, the Company uses an estimate of the remaining value of the membership rights in measuring whether the asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period as required under the provisions of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets". No such charge has been required.

OTHER INTANGIBLE ASSETS

The remainder of the new head coach's contract and other costs from his former employer were purchased for $62,054 and are being amortized on a straight-line basis over the term of his contract with the Company, which is 3 years. Amortization expense was $6,895, $0 and $5,171 for the periods ended December 31, 1997, March 31, 1997 and March 31, 1998, respectively.

FOOTBALL OPERATIONS

Revenues, principally ticket sales and television and radio broadcasting fees, are recorded as revenues at the time the related game is played. The Company is entitled to keep all gate receipts from home games but does not share in the gate receipts from away games. Team expenses (principally player and coaches salaries, fringe benefits, insurance, game expenses, arena rentals and travel) are recorded as expenses on the same basis. Accordingly, income and expenses not earned or incurred are recorded as deferred revenues and prepaid expenses and are amortized ratably as regular season games are played. General, administrative, selling and promotional expenses are charged to operations as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company sells sponsorships for cash and services. In exchange, the sponsor receives advertising and various benefits to Predator games. The value of the services has been estimated in the accompanying financial statements. Management believes these estimates reasonably disclose the value of services received.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACQUISITION COSTS

The Company had capitalized acquisition costs of $0, $0 and $3,060 at December 31, 1997, March 31, 1997 and March 31, 1998, respectively, relating to an active letter of intent for a potential purchase of two, non-voting, equity interests in the Arena Football League, Inc. (See Note 12). Acquisition costs are allocated to the net assets acquired if the acquisition is successful or are charged to operations if the negotiations are discontinued.

DEFERRED OFFERING COSTS

Costs incurred in connection with the Company's current anticipated public offering of preferred stock are deferred and will be charged against stockholders' equity upon the successful completion of the offering or charged to expense if the offering is not completed.

LOAN FEES

Loan fees related to the Company's notes payable-bridge loans are being amortized over the life of the notes, which are due the earlier of December 31, 2002 or on the closing date of the Company's anticipated public offering of preferred stock. (See Note 7).

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable for the current period and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

Deferred tax assets arise primarily from the net operating loss and amortization of the membership cost which is not deductible for tax purposes until the membership is sold. Deferred tax liabilities result primarily when depreciation for tax purposes exceeds depreciation for book purposes. The net deferred tax asset at December 31, 1997 and March 31, 1998 was not significant. A valuation allowance equal to the net deferred tax asset has been recorded since it is more likely than not that the tax asset will not be realized. (See Note 11).

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF RISK

Concentrations of credit risk associated with accounts receivable is limited due to accounts receivable transactions arising from sponsorship contracts which have a history of performance. The supply of talented players is limited due to the competitive nature with other professional football leagues.

The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

EARNINGS PER COMMON SHARE

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued in February 1997 (effective for financial statements issued for periods ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No.123). Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of APB No. 25. However, if the provisions of APB No. 25 are continued, proforma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Corporation recognizes compensation costs under the provisions of APB No. 25 and will provide the expanded disclosure required by SFAS No. 123 when applicable.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 1997, the Financial Accounting Standards Board (FASB) issued Statements No. 130, "Reporting Comprehensive Income", No. 131, "Disclosures about Segments of an Enterprise and Related Information", and in February 1998 the FASB issued No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997. The adoption by the Company of these Statements in January 1998 did not have a material impact on the Company's financial statements.

YEAR 2000 ISSUES

Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant.

NOTE 2 - ACQUISITION OF PREDATORS

The Predators were purchased by Monolith Limited Partnership (Monolith) as an agent for the Company on February 13, 1997 from the Orlando Predators, Ltd. During March 1997 Monolith organized the Company and transferred ownership of the Predators to the Company in exchange for 1,276,500 shares of the Company's common stock.

On February 13, 1997 Monolith acquired substantially all of the assets and the business of the Orlando Predators, a Division of Orlando Predators, Ltd. (Predators). The assets consist primarily of the Orlando Arena Football League
(AFL) membership, game and office equipment. The purchase price for the team was $2,325,000 comprised of $1,875,000 in cash, $180,000 note which was paid in May 1997, assumption of $45,000 in commissions payable, and $225,000 of Monolith Limited Partnership interests (agent for the Company).

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

NOTE 2 - ACQUISITION OF PREDATORS (CONTINUED)

The purchase price for the Predators has been allocated as follows:

AFL Membership                                                      $ 1,989,860
Game equipment and system                                               225,721
Office equipment                                                         41,948
Prepaid expenses                                                         67,471
                                                                    -----------

         Total Purchase Price                                         2,325,000

Monolith units                                                         (225,000)
Note payable                                                           (180,000)
Commissions payable                                                     (45,000)
                                                                    -----------

Cash paid at closing                                                $ 1,875,000
                                                                    ===========

NOTE 3 - ARENA FOOTBALL LEAGUE

The AFL is a non-profit corporation, which governs the rules and conduct of each member team. Each member owns an equal percentage of the AFL and appoints one board member. A budget for AFL expenses is approved annually by the board and expenses are shared equally. Revenues from expansion membership fees are divided equally between all members and a corporation owned by the inventor (Gridiron) of the Arena Football Game. Revenues and assessments are recognized when billed by the league. Special assessments for membership repurchases are recognized in the same periods as membership expansion fees that replace them. The Company's share of the 1998 season budget is as follows:

Revenue:
     Expansion membership fees                                       $        --
                                                                     -----------
                                                                              --
Assessments:
     Operating assessment                                                120,000
     Other costs                                                          15,000
                                                                     -----------
                                                                        (135,000)
                                                                     -----------
Net Assessment                                                       $  (135,000)
                                                                     ===========

The Company continues to be contingently liable for its share of AFL expenses which may exceed AFL revenues.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 3 - ARENA FOOTBALL LEAGUE (CONTINUED)

A $1,500,000 judgement has been entered against the AFL. The AFL has filed a motion to appeal and set aside the judgement. No date has been set for the motion to set aside and legal counsel is unable to estimate the future outcome. The AFL was also a defendant to a claim for alleged damages for approximately $2,000,000. In April 1998 the AFL board voted to settle the claim for $35,000 (unaudited). The AFL is also a party to a number of other lawsuits arising in the course of business estimated by management to be for amounts less than $10,000,000. In the opinion of the Company's management, the resolution of those matters will not have a material adverse effect on the AFL's results of operations or financial position.

Outcomes and expenses of litigation will be divided equally between all members. Management believes its share of the outcomes will not have a material adverse effect on the Company's results of operations or financial position.

LICENSE AGREEMENT

The AFL has licensed the right to operate the Arena Football League and the use of the Arena Football League logo, trademark and the patented game known as Arena Football from Gridiron, owner of the logo, trademark and patented game. The Company is required to pay an annual royalty to Gridiron in the amount of $20,000 as its share of license fees due to Gridiron.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses consist of the following:

                                       DECEMBER 31,          MARCH 31,
                                           1997                1998
                                        ---------           ---------
                                                           (UNAUDITED)
AFL assessment                          $   9,208           $  51,495
Professional fees                           6,495              35,733
Sales tax                                      --               6,358
Game expense                               57,993             325,895
Other                                      20,438              40,336
                                        ---------           ---------
                                        $  94,134           $ 459,817
                                        =========           =========

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                 DECEMBER 31,        MARCH 31,
                                                     1997              1998
                                                 ------------      ------------
                                                                    (UNAUDITED)
Office equipment                                 $     68,478      $     68,683
Game equipment and system                             226,321           226,901
                                                 ------------      ------------
                                                      294,799           295,584
Less accumulated depreciation                         (32,402)          (36,126)
                                                 ------------      ------------

                                                 $    262,397      $    259,458
                                                 ============      ============

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consists of the following:

                                                      DECEMBER 31,    MARCH 31,
                                                         1997           1998
                                                      -----------    -----------
                                                                     (UNAUDITED)
Accounts payable                                      $   151,740    $    62,568
Accrued salaries and payroll                               15,615            539
                                                      -----------    -----------

                                                      $   167,355    $    63,107
                                                      ===========    ===========

NOTE 7 - NOTES PAYABLE-BRIDGE LOANS

During April 1998, the Company completed an offering of 40 units in a Private Placement. Each unit consisted of one $50,000 promissory note (totaling $2,000,000) bearing interest at 7% per annum and 4,000 warrants to purchase the Company's Class A common stock expiring December 31, 2001. The notes are payable the earlier of December 31, 2001 or on the closing date of the Company's anticipated public offering of preferred stock. Underwriters were paid a commission of $95,000. Of the $2,000,000 promissory notes, $1,050,000 were sold to current stockholders or directors, including $850,000 to Monolith. As of March 31, 1998, 3 units were sold for $150,000 and a commission of $5,000 was paid.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LOCAL MEDIA CONTRACTS

The Company had radio and television broadcasting contracts with a local radio station and a local cable sports network. The contracts required the Company to provide certain services, goods and game tickets in exchange for commercial time, promotional events and the right to broadcast the games. The Contracts expired at the end of the 1997 season. In March 1998, the Company signed new broadcasting contracts, which are under similar terms as the above contracts.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with players, the head coach and executives of the Predators. Some of these contracts provide for guaranteed payments, which must be paid even if the employee is injured or terminated. The player contracts are for a term of one year with a one year renewal option. If the team does not re-sign the player at the end of the contract, he is waived and free to sign with another team. However, the team has the option of signing the player first. If the player refuses to re-sign, he must "sit out" for one year before playing for another team.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The President has a 42 month agreement with annual compensation ranging from $60,000 to $80,000, commission on sponsorship revenue ranging from 10% to 7%, tickets to home games and options to purchase 34,500 shares of the Company's Class A Common Stock with an exercise price of $2.00 per share through July 2007.

The Director of Player Personnel and Assistant Coach has a 3 year employment agreement with annual compensation ranging from $40,000 to $44,000, a $6,000 signing bonus, playoff participation incentives and options to purchase 10,000 shares of the Company's Class A Common Stock with an exercise price of $2.00 per share.

The Headcoach has a 3 year employment agreement with annual compensation ranging from $70,000 to $80,000, playoff participation incentives and options to purchase 15,000 shares of the Company's Class A Common Stock with an exercise price of $2.00 per share. The Company has an option to renew the contract for an additional 3 years.

The Vice-President of Sales and Marketing has a 3 year employment agreement with annual compensation of $45,000, 10% commissions on increases in sponsorship revenues over the prior year sponsorship revenues, 1% of renewal season ticket sales and 20% of new season ticket sales, less commissions paid to direct sales staff.

LEASE OBLIGATIONS

The Company leases the Orlando Centroplex arena for all home games and the Citrus Bowl as a practice field from the City of Orlando. Lease payments are based upon the greater of a percentage of gross ticket sales or $7,500 per regular season home game. The lease was assigned from the previous owners of the team. The lease expired at the end of the 1997 season and was subsequently renewed.

In addition, office space is received as trade for a sponsorship from a financial institution. The total value of the office space is $50,000 and the lease is renewed annually.

Future minimum lease payments for the year ended December 31, 1997 are $-0-.

SELF INSURANCE

The Company is insured for medical and disability coverage for the players. Under the terms of the policy, the Company is required to pay the first $35,000 of medical costs for each player. An insurance policy provides reimbursement up to $465,000 for each player or $1,000,000 in aggregate.

LETTER OF CREDIT

The Company has entered into an agreement with a financial institution for an irrevocable stand by letter of credit in the amount of $100,000. The letter of credit is required by the AFL and is available to draw upon, if necessary, by the AFL after the AFL Board of Directors has given approval. The letter of credit is secured by a $100,000 certificate of deposit.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

In connection with the acquisition of the Predators, the Company executed notes payable to Monolith for $1,295,000, issued 1,380,000 shares of common stock valued at $487,796 and assumed liabilities of $1,431,285 in exchange for the following assets:

Accounts receivable                                                   $  688,956
Stock subscriptions receivable                                            49,709
Employee receivables                                                       5,461
Inventory                                                                 19,985
Prepaid expenses                                                          92,441
Property and equipment                                                   267,669
Membership cost                                                        1,989,860
                                                                      ----------

                                                                      $3,114,081
                                                                      ==========

In addition to the above noncash transactions, during the period ended December 31, 1997, the Company exchanged notes payable to stockholders of $212,828 and the receivable for the stock subscription agreement of $49,709, for the payment of the note payable and accrued interest to the former owners of the team of $92,537 and the Company reduced the note payable, stockholders by $170,000. The Company issued 1,000 shares of Class B common stock in exchange for $5,000 in accrued interest payable to stockholders. The notes payable were subsequently paid from the proceeds of the Company's initial public offering of Class A common stock.

The Company paid $99,083 for interest during the period ended March 31, 1998.

NOTE 10 - COMMON STOCK

STOCK SPLIT

In June 1997, the Board of Directors approved a 1,380 for 1 forward stock split of its Class A Common Stock. All financial information and per share data have been restated to reflect this event.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 10 - COMMON STOCK (CONTINUED)

STOCK OPTION PLAN

Effective April 1, 1997, the Company's board of directors adopted the Stock Option Plan under which 150,000 shares of the Company's Class A Common Stock were reserved for issuance at prices not less than fair market value on the date of grant. The board may grant options to key management employees, officers, directors and consultants.

                                                                                     OUTSTANDING OPTIONS
                                                                          ---------------------------------------
                                                        RESERVED                                     PRICE PER
                                                         SHARES                 SHARES                 SHARE
                                                    ------------------    ------------------    -----------------
Initial reserved shares                                        150,000                    --    $              --
Granted                                                        138,000               138,000                 2.00
                                                    ------------------    ------------------    -----------------

BALANCE, DECEMBER 31, 1997
     AND MARCH 31, 1998, UNAUDITED                              12,000               138,000    $            2.00
                                                    ==================    ==================    =================

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No.
123). The standard requires the Company to adopt the fair value method with respect to stock-based compensation of consultants and other non-employees.

The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the intrinsic value method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $134,000 would have been required in 1997; proforma net loss would have been ($1,025,985) and loss per share would have been $(.70).

STOCK TRANSACTIONS

In November 1997, the Company issued 1,380,000 shares of Class A Common Stock and 1,000 shares of Class B Common Stock in exchange for the 1,380,000 shares of outstanding common stock and $5,000 in accrued interest.

The Class A Common Stock and Class B Common Stock are identical in all respects except that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes. The Class B Common Stock was issued to satisfy certain control requirements of the AFL.

There are outstanding (i) warrants to purchase 550,000 shares of Class A Common Stock at exercise price of $7.50 per share at any time until their expiration on December 10, 2002 (the "Unit Warrants"). (ii) warrants to purchase 110,000 shares of Class A Common Stock and 55,000 Unit Warrants (the "1997 Underwriters' Unit Warrants") at an exercise price of $12.00 per 1997 Underwriters' Unit Warrant and (iii) warrants to purchase 160,000 shares of Class A Common Stock at $4.50 per share at any time until December 31, 2002 (the "1998 Warrants").

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

NOTE 11 - INCOME TAXES

For the period ended March 31, 1997, deferred tax balances were insignificant. The components of deferred tax assets and (liabilities) were as follows:

                                                     DECEMBER 31,    MARCH 31,
                                                       1997            1998
                                                    -----------     -----------
                                                                    (UNAUDITED)
Total deferred tax assets                           $   335,387     $   449,389
Less valuation allowance                               (335,387)       (449,389)
                                                    -----------     -----------
Total deferred tax (liabilities)                             --              --
                                                    -----------     -----------

Net deferred tax asset                              $        --              --
                                                    ===========     ===========

The tax effects of temporary differences that give rise to deferred tax asset and (liabilities) were as follows:

                                                    DECEMBER 31,     MARCH 31,
                                                       1997            1998
                                                    -----------     -----------
                                                                    (UNAUDITED)
Temporary differences;
   Property and equipment                           $    (2,773)    $    (3,382)
   Membership cost                                       17,146          21,822
   Accrued interest-stockholders                         37,255          37,255
   Net operating loss carryforward                      283,759         393,694
Less valuation allowance                               (335,387)       (449,389)
                                                    -----------     -----------

                                                    $        --              --
                                                    ===========     ===========

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 11 - INCOME TAXES (CONTINUED)


The provision (benefit) for income taxes consists of the following:

                                                                    FOR THE THREE
                                                     FOR THE PERIOD     MONTHS
                                                         ENDED          ENDED
                                                      DECEMBER 31,     MARCH 31,
                                                         1997            1998
                                                      -----------    -----------
                                                                     (UNAUDITED)
                                                      $        --             --
Current                                                        --             --
                                                      -----------    -----------
Deferred                                              $        --    $        --
                                                      ===========    ===========


The components of deferred income tax expense (benefit) were as follows:

                                                                   FOR THE THREE
                                                  FOR THE PERIOD      MONTHS
                                                       ENDED           ENDED
                                                    DECEMBER 31,      MARCH 31,
                                                       1997             1998
                                                    -----------     -----------
                                                                    (UNAUDITED)
Temporary differences;
   Depreciation expense                             $     2,773     $     3,382
   Amortization expense                                 (17,146)        (21,822)
   Interest-stockholders                                (37,255)        (37,255)
   Net operating loss carryforward                     (283,759)       (393,694)
Less valuation allowance                                335,387         449,389
                                                    -----------     -----------

                                                    $        --     $        --
                                                    ===========     ===========

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 11 - INCOME TAXES (CONTINUED)

The following is a reconciliation of the amount of income tax expense (benefit) that would result from applying the statutory income tax rates to pre-tax loss and the reported amount of income tax expense (benefit):

                                                                   FOR THE THREE
                                                  FOR THE PERIOD       MONTHS
                                                       ENDED           ENDED
                                                    DECEMBER 31,     MARCH 31,
                                                       1997            1998
                                                    -----------     -----------
                                                                    (UNAUDITED)
Tax expense (benefit) at statutory rates            $  (283,759)    $  (109,936)
Depreciation expense                                      2,773             609
Amortization expense                                    (17,146)         (4,676)
Interest expense - stockholders                         (37,255)             --
Increase in valuation allowance                         355,387         114,003
                                                    -----------     -----------

                                                    $        --     $        --
                                                    ===========     ===========

NOTE 12 - SUBSEQUENT EVENT - MARCH 17, 1998

LETTER OF INTENT TO PURCHASE EQUITY INTERESTS IN THE AFL

On March 17, 1998, the Company signed a letter of intent to acquire two, non-voting, equity interests in the Arena Football League, Inc. for $6,000,000. Each equity interest similar to will entitle the Company to share equally with each other member in AFL revenues. The AFL guarantees in the letter of intent to pay the Company at least $480,000 per year until the Company receives an aggregate of $6,000,000 through League distribution. If the Company receives $6,000,000 within one year from the closing of the sale, one equity interest returns to the League and one equity interest remains with the Company without any guaranteed rate of return. Once the Company receives an aggregate of $6,000,000, the Company will participate in all League revenues, expenses and liabilities with respect to the two equity interests.

The $6,000,000 is payable as follows: $3,500,000 with the executed contract and $2,500,000 within 60 days of the contract. The Company intends to raise bridge and equity financing for the payments.

The purchase of the interests will require that two, non-voting, equity interests in the League will be subject to the equity method of accounting, and an unsecured, note receivable from the League, imputed interest and principal due annually.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
      INFORMATION AS TO THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


NOTE 13 - SUBSEQUENT EVENT - THROUGH APRIL 23, 1998 (UNAUDITED)

On March 28, 1998 the Company signed a letter of intent with an underwriter to offer to the public 600,000 shares of the Company's 12% Cumulative Convertible Preferred Stock, valued at $10 per share. The Preferred Shares will convert into shares of the Company's Class A Common Stock at a price equal to ____________ of the closing price of the Class A Common Stock on the date immediately preceding effectiveness of the Preferred Shares.

                          INDEPENDENT AUDITORS' REPORT


TO THE PARTNERS
ORLANDO PREDATORS, LTD.
ORLANDO, FLORIDA


We have audited the accompanying balance sheet of the Orlando Predators, a Division of Orlando Predators, Ltd. as of December 31, 1996 and the related statements of operations, changes in Division Equity (Deficit) and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Orlando Predators, a Division of Orlando Predators, Ltd. as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.




                                                 AJ. ROBBINS, P.C.
                                                 CERTIFIED PUBLIC ACCOUNTANTS
                                                     AND CONSULTANTS


DENVER, COLORADO
MAY 30, 1997

                                ORLANDO PREDATORS
                                  BALANCE SHEET
                                DECEMBER 31, 1996


                                     ASSETS

CURRENT ASSETS:
     Cash                                                           $     1,337
     Accounts receivable                                                 15,000
     Inventory                                                           20,000
     Receivable from employees                                            5,456
     Prepaid expenses                                                    39,943
                                                                    -----------

                  Total Current Assets                                   81,736


PROPERTY AND EQUIPMENT, at cost, net                                     96,854


MEMBERSHIP COST, net                                                    320,719
                                                                    -----------
                                                                    $   499,309
                                                                    ===========

                       LIABILITIES AND DIVISION (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                          $   300,289
     Accounts payable, related parties                                   27,621
     Due to League                                                        7,394
     Deferred revenue                                                   397,009
                                                                    -----------

                  Total Current Liabilities                             732,313


COMMITMENTS AND CONTINGENCIES


DIVISION (DEFICIT)                                                     (233,004)
                                                                    -----------
                                                                    $   499,309
                                                                    ===========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                ORLANDO PREDATORS
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996



REVENUES:
     Ticket revenues                                                $ 1,871,039
     Play-off game revenue sharing                                       40,000
     Local television and radio broadcast rights                         89,682
     Advertising and promotions                                         792,320
     Advertising and promotions, related parties                         43,899
     League revenue                                                      17,783
     Other                                                               34,660
                                                                    -----------

                  Total Revenues                                      2,889,383
                                                                    -----------

COSTS AND EXPENSES:
     Operations                                                       2,180,734
     Operations, related party                                           13,023
     Selling and promotional expenses                                   443,405
     League assessments                                                 151,379
     General and administrative                                         606,222
     General and administrative, related party                           19,415
     Amortization                                                        10,175
     Depreciation                                                        29,662
                                                                    -----------

                  Total Costs and Expenses                            3,454,015
                                                                    -----------

OPERATING (LOSS)                                                       (564,632)
                                                                    -----------

OTHER INCOME:
     Interest                                                             3,325
     Other                                                                   --
                                                                    -----------
                  Total Other Income                                      3,325
                                                                    -----------

NET (LOSS)                                                          $  (561,307)
                                                                    ===========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                ORLANDO PREDATORS
                STATEMENT OF CHANGES IN DIVISION EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Balance, December 31, 1995                                            $(501,911)
Net (loss)                                                             (561,307)
Contributions                                                           835,398
Distributions                                                            (5,184)
                                                                      ---------

Balance, December 31, 1996                                            $(233,004)
                                                                      =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                ORLANDO PREDATORS
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
     Net (loss)                                                            $  (561,307)
     Adjustments to reconcile net loss to net cash used in
     operating activities:
              Depreciation and amortization                                     39,837
              Changes in assets and liabilities:
                  Accounts receivable                                           (8,999)
                  Inventory                                                         --
                  Prepaid expenses                                              64,454
                  Due from League                                              (26,395)
                  Other assets                                                   2,436
                  Accounts payable and accrued expenses                        (26,500)
                  Deferred revenue                                            (302,458)
                                                                           -----------

                            Net Cash (Used) by Operating Activities           (818,932)
                                                                           -----------


CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
     Purchase of equipment                                                     (14,920)


CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
     Contributions to the Division                                             835,398
     Distributions from the Division                                            (5,184)
                                                                           -----------
                            Net Cash Provided From Financing Activities        830,214
                                                                           -----------


(DECREASE) IN CASH                                                              (3,638)


CASH, beginning of period                                                        4,975
                                                                           -----------

CASH, end of period                                                        $     1,337
                                                                           ===========




                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE 1 - ORGANIZATION

The Orlando Predators, Ltd., a Florida limited partnership, was formed in April 1991. The Orlando Predators, a Division of the Orlando Predators, Ltd. (Predators) is a professional Arena Football team located in Orlando, Florida.

During 1991, the Partners entered into a License and Membership Agreement with the Arena Football League (AFL) for the expansion team in Orlando. (See Note 3).

On January 14, 1997, Orlando Predators, Ltd. entered into an agreement with Monolith Limited Partnership to sell the membership for $1,875,000 in cash, $180,000 note payable and $225,000 of Monolith Limited Partnership interests and assumption of $45,000 of liabilities.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

INVENTORY

Inventory consists of team merchandise available for sale. Inventory is stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation expense is provided on a straight-line basis using the estimated useful lives of 5-10 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gains or loss is credited or charged to operations. Depreciation expense for the year ended December 31, 1996 was $29,662.

MEMBERSHIP COST

The AFL membership cost of $375,000 is being amortized on a straight-line basis over 40 years. Amortization expense for the year ended December 31, 1996 was $9,425.

Management continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of the membership cost may warrant revision or that the remaining balance of the asset may not be recoverable. If factors indicate that the membership cost may be impaired, management uses an estimate of the remaining value of the membership rights in measuring whether the asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period as required under the provisions of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets".

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOOTBALL OPERATIONS

Revenues, principally ticket sales and television and radio broadcasting fees are recorded as revenues at the time the related game is played. The Predators are entitled to keep all gate receipts from home games but do not share in the gate receipts from away games. Team expenses (principally players and coaches salaries, fringe benefits, insurance, game expenses, arena rentals and travel) are recorded as expenses on the same basis. Accordingly, income and expenses not earned or incurred are recorded as deferred revenues and prepaid expenses, and amortized ratably as regular season games are played. General, administrative, selling and promotional expenses are charged to operations as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Predators sell sponsorships for cash and services. In exchange, the sponsors receive advertising and various benefits to the Predator games. The value of the trade goods and services has been estimated in the accompanying financial statements. Management believes these estimates reasonably disclose the value of goods and services received.

INCOME TAXES

The Division is not subject to income taxes. Accordingly, no income tax provision or benefit has been recognized in the accompanying financial statements.

CONCENTRATIONS OF CREDIT RISK

The risk associated with accounts receivable is limited due to accounts receivable transactions arising from sponsorship contracts which have a history of performance. The supply of talented players is limited due to the competitive nature with other professional football leagues.

The Predators maintain all cash in deposit accounts, which at times may exceed federally insured limits. The Predators have not experienced a loss in such accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 1995 the Predators adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" (SFAS 121). The Statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts.
The adoption of SFAS 121 had no material impact on the Predators financial position.

NOTE 3 - ARENA FOOTBALL LEAGUE

The AFL is a non-profit corporation, which governs the rules and conduct of each member team. Each member owns an equal percentage of the AFL and appoints one board member. A budget for AFL expenses is approved annually by the board and expenses are shared equally. Revenues from expansion membership fees are divided equally between all members and a corporation owned by the inventor (Gridiron) of the Arena Football Game. Revenues and assessments are recognized when billed by the league. Special assessments for membership repurchases are recognized in the same periods as membership expansion fees that replace them. The Predators share of the AFL revenues and assessments are as follows at December 31, 1996:

Revenue:
     Expansion membership fees                                      $    17,783
                                                                    -----------

Assessments:
     Operating assessment                                               125,000
     Other costs                                                         26,379
                                                                    -----------
                                                                        151,379
                                                                    -----------
Net Revenue (Assessment)                                            $  (133,596)
                                                                    ===========

The Predators continue to be contingently liable for their share of AFL expenses which may exceed AFL revenues. The Company continues to be contingently liable for its share of AFL expenses which may exceed AFL revenues. As of May 30, 1997, the Predators are contingently liable for approximately $90,000 for other team membership purchases.

The AFL is a defendant to a claim for alleged damages for approximately $2,000,000. The AFL is vigorously defending this action.

The AFL is also a party to a number of lawsuits arising in the normal course of business. In the opinion of the AFL, the resolution of those matters will not have a material adverse effect on the AFL's results of operations or financial position.

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE 3 - ARENA FOOTBALL LEAGUE (CONTINUED)

Outcomes and expenses of litigation will be divided equally between all members. Management believes its share of the outcomes will not have a material adverse effect on the Predators results of operations or financial position.

LICENSE AGREEMENT

The AFL has licensed the right to operate the Arena Football League and the use of the Arena Football League logo, trademark and the patented game known as Arena Football from Gridiron, owner of the logo, trademark and patented game. The Predators are required to pay an annual royalty to Gridiron in the amount of $20,000 as its share of license fees due to Gridiron.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses consist of the following at December 31, 1996:

AFL assessment                                                     $     21,000
Professional fees                                                         8,195
Sales tax                                                                 4,600
Insurance                                                                 2,025
Other                                                                     4,123
                                                                   ------------

                                                                   $     39,943
                                                                   ============

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996:

Office equipment                                                   $     77,041
Game equipment and system                                               126,887
                                                                   ------------

                                                                        203,928
Less accumulated depreciation                                          (107,074)
                                                                   ------------
                                                                   $     96,854
                                                                   ============

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consists of the following at December 31, 1996:

Accounts payable trade                                               $   252,290
Accrued salary and payroll taxes                                          47,999
                                                                     -----------

                                                                     $   300,289
                                                                     ===========

NOTE 7 - COMMITMENTS AND CONTINGENCIES

LOCAL MEDIA CONTRACTS

The Predators have radio and television broadcasting contracts with a local radio station and a local cable sports network, which expire at the end of the 1997 season. The contracts require the Predators to provide certain services, goods, and game tickets in exchange for commercial time, promotional events and the right to broadcast the games.

EMPLOYMENT AGREEMENTS

The Predators have employment agreements with players, the head coach and the vice president of the team. Certain of these contracts provide for guaranteed payments, which must be paid even if the employee is injured or terminated. The player contracts are for a term of one-year. If the team does not sign the player at the end of the contract he is free to sign with another team. However, the team has the option of signing the player first. If the player refuses, he must "sit out" for one year before playing for another team. The coach has a one-year agreement for $70,000 with bonuses based on the number of winning games and play-off participation and contains a covenant not to compete for a period of one year after termination of employment. The vice president has a two-year agreement for $60,000, 10% commission on sponsorship revenue and bonuses based on play-off participation.

LEASE COMMITMENTS

The Predators are committed under a lease with the City of Orlando to lease the Orlando Centroplex Arena for all home games and the Citrus Bowl as a practice field. Lease payments are based upon the greater of a percentage of gross ticket sales or $7,500 per regular season game. The lease expired at the end of the 1997 season.

In addition, the office space is received as trade for a sponsorship from a financial institution. The total value of the office space is $50,000 and the lease is renewed annually.

Future minimum lease payments for the year ended December 31, 1997 are $-0-.

SELF INSURANCE

The Company is insured for medical and disability coverage for the players. Under the terms of the policy, the Company is required to pay the first $35,000 of medical costs for each player. An insurance policy provides reimbursement up to $465,000 for each player or $1,000,000 in aggregate.

                                ORLANDO PREDATORS
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LETTER OF CREDIT

The Predators have entered into an agreement with a financial institution for a letter of credit in the amount of $100,000. The letter of credit is required by the League and is available to the League to draw upon, if necessary, but only after the AFL Board of Directors has given approval. The letter of credit was personally guaranteed by the partners of Orlando Predators, Ltd.

NOTE 8 - RELATED PARTY TRANSACTIONS

In addition to transactions with related parties discussed throughout the notes to the financial statements, the following related party transactions have occurred:

SPONSORSHIP REVENUE

During the year ended December 31, 1996, the Predators received revenue in the form of sponsorships from certain limited partners in the amount of $43,899.

COSTS OF SPONSORSHIP

During the year ended December 31, 1996, the Predators incurred expenses related to sponsorship revenue received from certain limited partners in the amount of $3,625.

MEDICAL EXPENSES

The Predators incurred medical expenses for treatment of player and/or employee medical conditions from certain limited partners. During the year ended December 31, 1996 such expenses totaled $9,398.

LEGAL EXPENSES

During the year ended December 31, 1996, the Predators incurred legal expenses from certain limited partners in the amount of $19,415.

      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ---------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information....................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Price Range of Class A Common Stock......................................  16
Capitalization...........................................................  17
Use of Proceeds..........................................................  17
Selected Financial Data..................................................  19
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations..............................................  20
Arena Football...........................................................  24
Business.................................................................  29
Management...............................................................  37
Principal Stockholders...................................................  41
Certain Transactions.....................................................  43
Description of Securities................................................  44
Underwriting.............................................................  51
Legal Matters............................................................  53
Experts..................................................................  53
Financial Statements..................................................... F-1


                          600,000 SHARES OF REDEEMABLE
                           CONVERTIBLE PREFERRED STOCK




                              THE ORLANDO PREDATORS
                               ENTERTAINMENT, INC.




                                 ---------------

                                   PROSPECTUS

                                 ---------------




                              H D BROUS & CO., INC.




                                __________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      (i)   Article XII of the Registrant's Bylaws provides as follows:

                                  "ARTICLE XII

                            LIMITATIONS ON LIABILITY

            Section 1. To the fullest extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Florida Business Corporations Act or the Articles of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any proceeding by or in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omission concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification."

      (ii) Article XIII of the Registrant's Bylaws provides as follows:

                                  "ARTICLE XIII

                                 INDEMNIFICATION

            Section 1. Subject to and in accordance with Florida Business Corporation Act (Sec. 607.0850) and except as may be expressly limited by the Articles of Incorporation and any amendments thereto, the corporation shall indemnify any person:

                   (i) made a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request, as a director, officer, employee or agent of another corporation, or other enterprise; or

                   (ii) who was or is a party to any proceeding by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

      This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

            Section 2. The corporation may maintain indemnification insurance regardless of its power to indemnify under the Business Corporation Act.

            Section 3. The corporation may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and to action in another capacity while holding such office, except an indemnification against material criminal or unlawful misconduct as set forth by statute, or as to any transaction wherein the director derived an improper personal benefit.

            Section 4. Except to the extent reimbursement shall be mandatory in accordance herewith, the corporation shall have the right to refuse indemnification, in whole or in part, in any instance in which the person to whom indemnification would otherwise have been applicable, if he unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him in the action, or unreasonably refused to cooperate in the defense of such action."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

      SEC Registration Fee......................................      $  4,791
      NASD Filing Fee...........................................         2,124
      Blue Sky Filing Fees......................................        12,000
      Blue Sky Legal Fees.......................................        25,000
      Printing Expenses.........................................        60,000
      Legal Fees and Expenses...................................        95,000
      Accounting Fees...........................................        15,000
      Transfer Agent Fees.......................................         3,000
      Nasdaq Application Fee....................................        10,000
      Miscellaneous Expenses....................................        73,085
                                                                      --------
         TOTAL.................................................       $300,000(1)

-----------

(1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.
(2) Does not include the Representative's commission and expenses of $780,000 ($897,000 if the over-allotment Option is exercised).

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      During the last three years, the Registrant sold the following securities which were not registered under the Securities Act, as amended.

            (i) In March 1997, the Registrant issued 1,276,500 shares of its Class A Common Stock valued at $.34 per share to The Monolith Limited Partnership ("Monolith") in exchange for transfer by Monolith of all of its ownership interest in the Orlando Predators to the Registrant. See "Certain Transactions."

            (ii) In March 1997, the Registrant issued 103,500 shares of its Class A Common Stock to Alan Gagleard ("Gagleard") and Nancy Gagleard valued at $.46 per share in exchange for transfer by the Gagleards of all of their ownership interest in the Orlando Predators to the Registrant.

            (iii) From time to time, the Registrant (i) issued 1,276,500 shares of its Class A Common Stock and 925 shares of its Class B Common Stock to Monolith in exchange for 1,276,500 shares of its then-voting common stock and $4,625 in accrued interest payable and (ii) issued 103,500 shares of its Class A Common Stock and 75 shares of its Class B Common Stock to Gagleard in exchange for 103,500 shares of its then-voting common stock and $375 in accrued interest payable. The Class B Common Stock was issued to Monolith and Gagleard to satisfy the control requirements of the AFL and were issued at $5.00 per share, the same price as the Offering price per share. Prior to the exchange, Monolith and Gagleard owned all of the then-voting common stock.

            (v) From time to time, the Registrant has issued options (currently aggregating 253,000 such stock options) to employees, officers, and directors under its 1997 Employee Stock Option Plan.

            (vi) In April 1998 the Registrant sold $2,000,000 of promissory notes to the following individuals and issued to them 160,000 common stock purchase warrants exercisable at $3.75 per share of Common Stock until December 31, 2002 as follows:

         NAME                                    NUMBER OF WARRANTS
Charles L. Pastorino                                   12,000
Rudolph and Marsha Reece, Jr.                           8,000
Richard Leverant                                        4,000
Thomas F. Winters, Jr.                                  8,000
Alice J. Slanec, Trustee                                4,000
Lyle Riegel                                             8,000
Robert a. Musick                                        8,000
Stephen T. Liesen                                       8,000
Duane Elsenbeiss                                        4,000
Jerome R. Laczniak                                      8,000
Nicolas Sarillo                                         4,000
C.K. Martin                                             8,000
Michael Maynard                                         8,000
The Monolith Limited Partnership                       68,000
                                                      -------
TOTAL                                                 160,000

      With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons all of whom were business associates of the Registrant or its executive officers and directors, and the transfer thereof was appropriately restricted by the Registrant. All persons were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act and were capable of analyzing the merits and risks of their investment and who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment.

ITEM 27. EXHIBITS.

    Exhibit No.                              Title
    -----------                              -----
        1.11         Form of Underwriting Agreement (To be filed by amendment)
        1.12         Form of Agreement Among Underwriters (To be filed by amendment)
        1.13         Form of Selling Agreement (To be filed by amendment)
        1.14         Form of Representative's Warrant (To be filed by amendment)
        3.01         Articles of Incorporation of the Registrant(1)
        3.02         Bylaws of the Registrant(1)
        5.02         Opinion of Gary A. Agron, regarding legality of the
                     Preferred Stock (includes Consent)
       10.01         1997 Employee Stock Option Plan(1)
       10.03         Arena Football League Licensing Program Update - November 4,
                     1996(1)
       10.04         Bylaws of the Arena Football League(1)
       10.05         Membership Agreement with the Arena Football League(1)
       10.06         Form of Standard Player Contract(1)
       10.08         Purchase Agreement for Orlando Predators(1)
       10.09         Exchange Agreement for Orlando Predators' Assets(1)
       10.10         Employment Agreement with Mr. Youngblood(1)
       10.11         1998 Lease Agreement - Orlando Arena
       10.12         Agreement between Arena Football League and the Registrant to acquire the Equity Interests
       10.13         Form of April 1998 Promissory Note (To be filed by amendment)
       10.14         Employment Agreement with Mr. Gruden
       23.05         Consent of Gary A. Agron (See 5.02, above)
       23.06         Consent of AJ Robbins, P.C.

-----------

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File Number 333-31671, declared effective on December 11, 1997.

ITEM 28. UNDERTAKINGS.

      The Registrant hereby undertakes:

            (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

      Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

            (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

            (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

            (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida, on May 18, 1998.

                                THE ORLANDO PREDATORS ENTERTAINMENT, INC.


                                By: /s/ JACK YOUNGBLOOD
                                   -------------------------------------------
                                       Jack Youngblood, President

      Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

        Signature                               Title                          Date
        ---------                               -----                          ----
/s/ WILLIAM G. MERIS                   Chairman of the Board
---------------------------            of Directors                        May 18, 1998
William G. Meris

/s/ JACK YOUNGBLOOD                    President (Chief Executive          May 18, 1998
---------------------------            Officer) and Director
Jack Youngblood

/s/ ALEX NARUSHKA                      Secretary, Treasurer and            May 18, 1998
---------------------------            Chief Financial Officer
Alex Narushka                          (Principal Accounting
                                       Officer)

/s/ ROBERT G. FLYNN                    Chief Operating Officer             May 18, 1998
---------------------------
Robert G. Flynn

/s/ EDGAR J. ALLEN                     Vice President - Sales and          May 18, 1998
--------------------------             Marketing
Edgar J. Allen

/s/ ALAN N. GAGLEARD                   Director                            May 18, 1998
--------------------------
Alan N. Gagleard

/s/ THOMAS F. WINTERS, JR.             Director                            May 18, 1998
--------------------------
Thomas F. Winters, Jr.

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                                  EXHIBIT INDEX


    Exhibit No.                              Title
    -----------                              -----
        1.11         Form of Underwriting Agreement (To be filed by amendment)
        1.12         Form of Agreement Among Underwriters (To be filed by amendment)
        1.13         Form of Selling Agreement (To be filed by amendment)
        1.14         Form of Representative's Warrant (To be filed by amendment)
        3.01         Articles of Incorporation of the Registrant(1)
        3.02         Bylaws of the Registrant(1)
        5.02         Opinion of Gary A. Agron, regarding legality of the
                     Preferred Stock (includes Consent)
       10.01         1997 Employee Stock Option Plan(1)
       10.03         Arena Football League Licensing Program Update - November 4,
                     1996(1)
       10.04         Bylaws of the Arena Football League(1)
       10.05         Membership Agreement with the Arena Football League(1)
       10.06         Form of Standard Player Contract(1)
       10.08         Purchase Agreement for Orlando Predators(1)
       10.09         Exchange Agreement for Orlando Predators' Assets(1)
       10.10         Employment Agreement with Mr. Youngblood(1)
       10.11         1998 Lease Agreement - Orlando Arena
       10.12         Agreement between Arena Football League and the Registrant to acquire the Equity Interests
       10.13         Form of April 1998 Promissory Note (To be filed by amendment)
       10.14         Employment Agreement with Mr. Gruden
       23.05         Consent of Gary A. Agron (See 5.02, above)
       23.06         Consent of AJ Robbins, P.C.

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(1)   Incorporated by reference to the Registrant's Registration Statement on
      Form SB-2, File Number 333-31671, declared effective on December 11, 1997.